UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ARRIS International plc

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ARRIS INTERNATIONAL PLC
(a public limited company having its registered office at Victoria Road, Saltaire, West Yorkshire,
England BD18 3LF and incorporated in England and Wales with company number 9551763)
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 10, 2017
To the Shareholders of ARRIS International plc:
NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Annual Meeting”) of ARRIS International plc will be held at the Company’s offices, located in the Board Room, 101 Tournament Drive, Building Three, Horsham, PA 19044, on Wednesday, May 10, 2017, at 9:00 a.m. local time, to consider and, if thought fit, pass the following Proposals:
1.
To elect, by separate ordinary resolutions, the eleven directors named in the accompanying Proxy Statement to serve until the 2018 Annual General Meeting of Shareholders.

2.
To cast a non-binding advisory vote to approve the reports of the auditors and the directors and the U.K. statutory accounts for the year ended December 31, 2016 (in accordance with legal requirements applicable to U.K. companies).

3.
To ratify the Audit Committee’s re-appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

4.
To re-appoint Ernst & Young LLP as our U.K. statutory auditors under the U.K. Companies Act 2006 (to hold office from the conclusion of the meeting until the conclusion of the next Annual General Meeting of Shareholders at which accounts are laid before the Company).

5.
To authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration.

6.
To cast a non-binding advisory vote to approve executive compensation (“Say on Pay”) as disclosed in this proxy statement.

7.
To cast a non-binding advisory vote on the frequency of future advisory votes to approve executive compensation.

8.
To cast a binding vote to approve the Directors’ Remuneration Policy.

9.
To cast a non-binding advisory vote to approve the Directors’ Remuneration Report (other than the part containing the Directors’ Remuneration Policy) for the year ended December 31, 2016.

10.
To approve an amendment to the ARRIS International plc Amended and Restated Employee Stock Purchase Plan (the “ESPP”) to increase the number of ordinary shares reserved for purchase under the ESPP from 6,800,000 shares to 10,800,000 shares, an increase of 4,000,000 shares.

In accordance with our Articles of Association, all Proposals will be taken on a poll. Voting on a poll means that each share represented in person or by proxy will be counted in the vote. As soon as practicable after the Annual Meeting, the results of the voting at the Annual Meeting and the number of proxy votes cast for and against and the number of votes actively withheld in respect of each resolution will be made available online at ir.arris.com. All matters being voted on at the Annual Meeting will be proposed as ordinary resolutions, which means, assuming a quorum is present, each Proposal will be approved if a simple majority of the voting rights represented in person or by proxy at the meeting are cast in favor thereof.
With respect to the non-binding, advisory votes on Proposals 2, 6, 7 and 9 regarding the reports of the auditors and directors and U.K. statutory accounts, the compensation of our directors and named executive officers, the frequency of future Say on Pay Votes and the Directors’ Remuneration Report (other than the part containing the Directors’ Remuneration Policy), the result of the vote will not require the

Board of Directors or any committee thereof to take any action. However, our Board of Directors values the opinions of our shareholders as expressed through their advisory votes on such non-binding resolutions and other communications. Accordingly, the Board of Directors will carefully consider the outcome of the advisory votes on Proposals 2, 6, 7 and 9.
These matters are more fully described (and the full text of each Proposal is set out) in the Proxy Statement accompanying this notice, which shall be deemed to form part of this notice. Our Board of Directors considers that all the Proposals being put to the meeting are in the best interests of the Company and its shareholders as a whole. Our Board of Directors unanimously recommends that you vote “FOR” each Proposal.
As a shareholder of the Company, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. A broker or other nominee generally will NOT be able to vote your shares with respect to Proposals 1 and 6 through 10 if you have not provided directions to your broker or other nominee. We strongly encourage you to submit your voting instruction card and exercise your right to vote as a shareholder. Therefore, we urge you to promptly vote and submit your proxy by Internet, by telephone or by signing, dating, and returning the enclosed proxy card in the accompanying reply envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously have submitted your proxy.
The Board of Directors fixed the close of business on March 30, 2017, as the record date for the determination of beneficial owners entitled to notice of, and to vote at, the meeting and any adjournment(s) thereof. A complete list of the shareholders entitled to vote at the meeting will be open for examination at the Company’s corporate headquarters by any shareholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting and at the meeting.
A copy of our 2016 Annual Report is enclosed. Additional copies of these materials may be obtained without charge by writing the Secretary of ARRIS International plc, 3871 Lakefield Drive, Suwanee, Georgia 30024.
BY ORDER OF THE BOARD OF DIRECTORS
Patrick Macken, Senior Vice President, General Counsel and Secretary
Suwanee, Georgia
March 30, 2017
NOTICE OF INTERNET AVAILABILITY OF PROXY STATEMENT
Important Notice Regarding Internet Availability of Proxy Statement for the Annual General Meeting of Shareholders to be Held on May 10, 2017.
The Proxy Statement for the Company’s Annual General Meeting of Shareholders, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, are available over the Internet at www.arris.com/proxy.

Page
Summary	1
About the Meeting	4
Security Ownership of Management and Directors	6
Security Ownership of Principal Shareholders	6
Proposal 1 — Election of Directors	7
Board and Committee Matters	16
Proposal 2 — A Non-Binding Advisory Vote to Approve the Reports of the Auditors and the Directors and the U.K. Statutory Accounts for the Year Ended December 31, 2016	22
Proposal 3 — An Ordinary Resolution to Ratify the Audit Committee’s Appointment of Ernst & Young LLP as our Independent Registered Accounting Firm for the Year Ending December 31, 2017	23
Proposal 4 — An Ordinary Resolution to Appoint Ernst & Young LLP as our U.K. Statutory Auditors under the Companies Act 2006	23
Proposal 5 — An Ordinary Resolution to Authorize the Audit Committee to Determine U.K. Statutory Auditors’ Remuneration	23
Report of the Audit Committee	25
Executive Compensation	26
Compensation Discussion and Analysis	28
Report of the Compensation Committee	46
Proposal 6 — A Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers (Say on Pay)	47
Proposal 7 — A Non-Binding Advisory Vote to Approve the Frequency of Future Advisory Votes to Approve Executive Compensation	48
Proposal 8 — A Binding Vote to Approve the Directors’ Remuneration Policy for the Year Ended December 31, 2016	48
Proposal 9 — A Non-Binding Advisory Vote to Approve the Directors’ Remuneration Report for the Year ended December 31, 2016	48
Proposal 10 — An Ordinary Resolution to Approve the First Amendment to the ARRIS International plc Amended and Restated Employee Stock Purchase Plan	48
Section 16(a) Beneficial Ownership Reporting Compliance	51
Certain Relationships and Related Party Transactions	51
Shareholder Proposals	52
Shareholder Audit Concerns	52
Conclusion	53
Annex A — Directors’ Remuneration Report
Annex B — First Amendment to the ESPP
i

SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. Since this summary does not contain all of that information, you are encouraged to read the entire Proxy Statement before voting. As used in this Proxy Statement, the terms “we,” “us,” “our,” “ARRIS” and the “Company” refer to ARRIS International plc.
Annual General Meeting of Shareholders (the “Annual Meeting”)
Time and Date:	9:00 a.m., local time, on Wednesday, May 10, 2017
Place:	ARRIS International plc, Board Room, 101 Tournament Drive, Building Three, Horsham, PA 19044
Record Date:	March 30, 2017
Voting:	Each holder of ordinary shares is entitled to one vote per share.
2016 Highlights
ARRIS is a world leader in entertainment and communications technology. Our innovations combine hardware, software and services across the cloud, network and home to power TV and Internet for millions of people around the globe. The people of ARRIS collaborate with the world’s top service providers, content providers and retailers to advance the state of our industry and pioneer tomorrow’s connected world.
2016 business achievements included the following:
•
Completed the combination with Pace plc (the “Combination”) in January 2016 and substantially completed operational integration.

•
Re-domiciled to the United Kingdom, resulting in a lower expected overall effective tax rate.

•
On September 1, 2016 completed the appointment of Mr. McClelland to replace Mr. Stanzione as Chief Executive Officer and appointed Mr. Stanzione as Executive Chairman.

•
Grew revenues 42% over 2015, primarily as the result of the Combination.

•
Repurchased approximately $178.0 million of our ordinary shares.

•
Generated approximately $362.5 million of cash from operating activities.

Voting Recommendations
There are ten Proposals for which we are soliciting shareholder votes in connection with the Annual Meeting. Those Proposals and the Board of Directors’ voting recommendation with respect to each is set forth below:
Proposal	Board Vote Recommendation
Election of Eleven Directors	FOR (Each Nominee)
Advisory Vote to Approve the U.K. Statutory Accounts and Reports	FOR
Ratify Ernst & Young LLP as Independent Registered Public Accounting Firm	FOR
Re-appoint Ernst & Young LLP as U.K. Statutory Auditor	FOR
Authorize the U.K. Statutory Auditors’ Remuneration	FOR
Advisory Vote to Approve Named Executive Officer Compensation (Say on Pay)	FOR
Advisory Vote to Approve the Frequency of Future Advisory Votes to Approve Executive Compensation	FOR EVERY YEAR
Binding Vote to Approve the Directors’ Remuneration Policy	FOR
Advisory Vote to Approve the Directors’ Remuneration Report (other than the part containing the Directors’ Remuneration Policy)	FOR
Vote to Approve the Amendment to the ESPP to Increase the Number of Available Shares	FOR

Corporate Governance Practices
We strive to conduct our business in accordance with the highest principles of business ethics and conduct. Highlights of our corporate governance practice include:
☑	Annual Election of Directors	☑	Annual Board and Committee Self-Evaluations
☑	Majority Voting for Directors	☑	Regular Shareholder Engagement
☑	9 of 11 Directors are Independent	☑	Annual Say on Pay Votes for Both Directors and Named Executive Officers
☑	Appointment of Independent Lead Director	☑	Anti-Pledging and Hedging Policies
☑	Regular Executive Sessions of Independent Directors	☑	Share Ownership Requirements for Directors and Executive Officers
☑	Fully Independent Audit, Compensation and Nominating and Corporate Governance Committees Comprised of All Independent Directors	☑	Strong Board Oversight
Director Nominees
The following table provides summary information about each nominee. Directors are elected annually by an ordinary resolution. Each ARRIS director shall hold office until his or her successor is elected or until he or she resigns or is removed.
Name	Age	Director Since	Brief Biography	Independent	Committee Membership
					AC	CC	GC
Andrew M. Barron	52	2016	Chairman, Com Hem Holding AB	X			X
Alex B. Best	76	2003	Former Executive Vice President, Cox Communications, Inc.	X		X	X
J. Timothy Bryan	56	2015	CEO, National Rural Telecommunications Cooperative	X	X
James A. Chiddix	71	2009	Former Chairman and CEO, OpenTV Corporation	X			C
Andrew T. Heller	61	2011	Former Vice Chairman, Turner Broadcasting System, Inc.	X	X	X
Dr. Jeong Kim	56	2014	Former President, Bell Labs	X		X	X
Bruce McClelland	50	2016	Chief Executive Officer, ARRIS International plc
Robert J. Stanzione	69	1998	Executive Chairman, ARRIS International plc
Doreen A. Toben	67	2013	Former Executive Vice President, Verizon Communications, Inc.	X	C
Debora J. Wilson	59	2011	Former President & CEO, The Weather Channel Inc.	X		C
David A. Woodle	61	2007	Chairman & CEO, Nano Horizons, Inc.	X	X
AC Audit Committee			GC Nominating and Corporate Governance Committee
CC Compensation Committee			C Chair

Key Board Statistics
Shareholder Returns
We continue to strive to deliver long-term returns for our shareholders.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among ARRIS International plc., the S&P 500 Index, and SIC Codes 3600 - 3699

$300
$250
$200
$150
$100
$50
$0
12/11
12/12
12/13
12/14
12/15
12/16
ARRIS International plc.
S&P 500
SIC Codes 3600 - 3699

*$100 invested on 12/31/11 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.

Copyright© 2017 Standard & Poor's, a division of S&P Global. All rights reserved.

We have designed a number of the components of our executive compensation program to align the interests of our executive officers with the interests of our shareholders. We believe our compensation program should motivate and reward our executives to drive performance that leads to the enhancement of long-term shareholder value.
•
Approximately 79% of named executive officers’ target compensation for 2017 is performance based, share-linked, or both, and approximately 60% of compensation is deferred over three or four years and is market-based.

•
All annual incentive payouts and one-half of long-term equity awards are performance-based (which could result in 0% to 200% payout relative to target).

•
Short-term cash incentive awards are tied to two financial metrics — adjusted direct operating income and adjusted revenues — and we do not utilize any individually assigned objectives for short-term incentives.

•
Long-term equity incentives are comprised 50% of restricted stock units that vest based on the total shareholder return compared to the shareholder return of the NASDAQ composite over a three-year period.

PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF ARRIS INTERNATIONAL PLC
To Be Held May 10, 2017
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ARRIS International plc, a company organized under the laws of England and Wales, in connection with the Annual General Meeting of Shareholders of the Company to be held on May 10, 2017 at 9:00 a.m. local time at the Company’s offices and any adjournment(s) thereof. The Company’s offices are located at 101 Tournament Drive, Horsham, PA 19044 (telephone 678-473-2000). This Proxy Statement and form of proxy are first being mailed to shareholders on or about April 5, 2017.
This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from shareholders personally or by telephone, e-mail or letter. No additional compensation will be paid to those individuals for any such services. The costs of this solicitation will be borne by the Company. The Company will request brokerage houses, nominees and other custodians to forward this Proxy Statement to their customers and will reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow Sodali LLC to assist in the solicitation for a fee of approximately $8,000 plus expenses.
ABOUT THE MEETING
In accordance with our Articles of Association, all Proposals will be taken on a poll. Voting on a poll means that each share represented in person or by proxy will be counted in the vote. Ordinary shares of the Company represented by proxies, which are properly executed and returned to the Company (and which are not effectively revoked), will be voted at the meeting in accordance with the shareholders’ instructions contained therein. In the absence of contrary instructions, except as discussed below, shares represented by such proxies will be voted FOR each Proposal.
Each shareholder has the power to revoke his or her proxy at any time before it is voted by (1) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy or (2) attending the meeting and voting his or her shares in person.
In accordance with the provisions of the U.K. Companies Act 2006 (the “Companies Act”) and in accordance with our Articles of Association, a shareholder of record who is entitled to attend and vote at the Annual Meeting may appoint another person(s) (who need not be a shareholder of the Company) to exercise all or any of his rights to attend, speak and vote at the Annual Meeting. A member can appoint more than one proxy in relation to the meeting, provided that each proxy is appointed to exercise the rights attaching to different shares.
A proxy form that may be used to make this appointment and give proxy instructions accompanies this Proxy Statement. Details of how to appoint a proxy are set out in the notes to the proxy form.
If you are a shareholder of record, you may appoint a proxy to vote on your behalf using any of the following methods:
(i)
by telephone, using the toll-free telephone number shown on the proxy card;

(ii)
via the internet, as instructed on the proxy card; or

(iii)
by completing and signing the proxy card, and returning it in the prepaid envelope provided,

and in each case the appointment of proxy must be received by the Company by not less than 24 hours before the time of the Annual Meeting.
If you are a beneficial owner (i.e. you hold your shares in “street name”), you should follow the voting directions provided by your broker, bank or other nominee.

The Board of Directors fixed the close of business on March 30, 2017, as the record date for the determination of beneficial owners entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. As of that date, 191,048,296 ordinary shares were outstanding. Each holder of ordinary shares is entitled to one vote per share.
A quorum, which is the presence of persons entitled to vote upon the business to be transacted in respect of a majority in nominal value of the issued shares of the class in question (excluding any shares of that class held as treasury shares), present in person or by proxy for a member or a duly authorized representative of a corporation that is a member, must be present in order to hold the meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business.
An “abstention” is the voluntary act of not voting by a shareholder who is present at a meeting in person or by proxy and entitled to vote. “Broker non-votes” occur when shares held by a brokerage firm or other nominee (for the benefit of its client) are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular Proposal and does not have discretionary authority to vote on that Proposal. If you are a beneficial owner whose shares are held in street name and you do not submit voting instructions to your broker or other nominee, your broker or other nominee may generally vote your shares in its discretion only on routine matters. We believe that Proposals 2 (approval of reports of auditors and directors and U.K. statutory accounts), 3 (ratification of Ernst & Young LLP (“Ernst and Young”) as our independent auditor), 4 (re-appointment of Ernst & Young as U.K. statutory auditor) and 5 (authorization to determine U.K. statutory auditors’ compensation) are routine and may be voted on by your broker if you do not submit voting instructions. However, pursuant to applicable stock exchange rules, brokers and nominees do not have the discretion to vote their clients’ shares on non-routine matters, unless the broker receives voting instructions from the beneficial owner. Proposals 1 (election of directors), 6 (advisory vote on executive compensation (Say on Pay)), 7 (advisory vote on the frequency of future advisory votes on executive compensation), 8 (binding vote to approve the Directors’ Remuneration Policy), 9 (advisory vote to approve the Directors’ Remuneration Report (other than the part containing the Directors’ Remuneration Policy)) and 10 (amendment to ESPP to increase the number of shares available thereunder) are considered non-routine matters. Consequently, if your shares are held in street name, you must generally provide your broker with instructions on how to vote your shares in order for your shares to be voted on Proposals 1, 6, 7, 8, 9 and 10. Broker non-votes will not be counted as votes cast for or against any Proposal and, accordingly, will not affect the outcome with respect to any matter to be voted on at the Annual Meeting.
If a quorum is present, each of the matters presented to shareholders at the meeting shall be proposed as ordinary resolutions, which means, assuming a quorum is present, each of Proposals 1 through 10 will be approved if a simple majority of the voting rights represented in person or by proxy at the meeting is cast in favor thereof.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table sets forth, as of March 15, 2017, certain information with respect to the ordinary shares of the Company that may be deemed beneficially owned by each director or nominee for director of the Company, each named executive officers set forth in the Summary Compensation Table and by all directors, nominees, and executive officers as a group.
Beneficial Owner(1)	Shares Beneficially Owned(2)	Percentage of class if >1%
Andrew B. Barron	—	—
Alex B. Best	78,900	*
Tim Bryan	4,500	*
James A. Chiddix	42,800	*
Ron Coppock	43,922	*
Andrew T. Heller	20,900	*
Jeong H. Kim	14,200	*
Bruce McClelland	204,938	*
Tim O’Loughlin	1,527	*
David B. Potts	98,919	*
Lawrence Robinson	80,090	*
Robert J. Stanzione	907,171	*
Doreen A. Toben	9,400	*
Debora J. Wilson	45,600	*
David A. Woodle	67,751	*
All directors, nominees and executive officers as a group including the above named persons (21 persons)	1,726,166	*
*
Percentage of shares beneficially owned does not exceed one percent of the class.

(1)
Each person has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)
Includes any ordinary shares that the beneficial owner is entitled to acquire within 60 days of March 30, 2017.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
The following table sets forth information as of March 15, 2017, with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of our outstanding ordinary shares. Unless otherwise indicated, the beneficial owner has sole voting and investment power and the information below is based upon Securities and Exchange Commission (“SEC”) filings by the person.
Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.(1)	14,777,616	7.77%
BlackRock, Inc.(2)	13,423,671	7.06%
Alphabet, Inc.(3)	9,703,500	5.10%
(1)
According to the most recent Schedule 13G filed with the SEC on February 9, 2017, Vanguard Group, Inc. has sole voting power with respect to 112,209 shares, shared voting power with respect to 20,581 shares, sole dispositive power with respect to 14,654,259 shares, and shared dispositive power with respect to 123,357 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

(2)
According to the most recent Schedule 13G filed with the SEC on January 30, 2017, BlackRock, Inc. has sole voting power with respect to 13,766,082 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
The address for Google, Inc. is 1600 Amphitheatre Parkway, Mountain View, California 94043.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information concerning ordinary shares that may be issued under all equity compensation plans as of December 31, 2016:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)(2)
Equity compensation plans approved by security holders	8,297,209	—	23,878,061
Equity compensation plans not approved by security holders	—	—	—
Total	8,297,209	—	23,878,061
(1)
The total number of securities to be issued upon exercise of outstanding options, warrants and rights consists of, upon vesting, 8,297,209 restricted shares.

(2)
The ARRIS 2016 Stock Incentive Plan (the “2016 Plan”) has been designed to allow for flexibility in the form of awards; awards denominated in ordinary shares other than stock options and stock appreciation rights will be counted against the plan limit as 1.87 shares for every one share covered by such an award. As a result, 23,878,061 stock options or 12,769,016 restricted shares are available for issuance under the 2016 Plan.

PROPOSAL 1
ELECTION OF DIRECTORS
Each of the Board nominees is an incumbent director and has been nominated by our Board for election at the Annual Meeting. Biographies of each of the directors seeking election can be found below in the description of this Proposal 1. As described under Board and Committee Matters — Director Independence, the Board has considered whether each of the non-executive directors is free from any relationship that could materially interfere with the exercise of his or her independent judgement and has determined that each non-executive director continues to be independent.
A nominee seeking election will be elected if a simple majority of the voting rights represented in person or by proxy at the Annual Meeting is cast in favor of the resolution to elect the director nominee. In determining the number of voting rights represented in person or by proxy at the Annual Meeting, shares that abstain from voting or are not voted will not be treated as votes cast. Each director nominee will be considered separately. You may cast your vote for or against each nominee or abstain from voting your shares in connection with one or more of the nominees.
The Board recommends that shareholders vote FOR each of the ordinary resolutions to elect each of the nominees standing for election as director. If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR each nominee.

NOMINEES TO SERVE UNTIL THE NEXT ANNUAL GENERAL MEETING
Name:	Andrew M. Barron
Age:	52
Director since:	2016
ARRIS Board Committees:	Nominating and Corporate Governance Committee
Principal occupation and recent business experience:
Since 2014, Mr. Barron has served as Chairman of Com Hem Holding AB, a communications company providing TV, telephony and high-speed Internet access to homes and businesses in Sweden. Mr. Barron also served as Chairman of Primacom, a German cable company, in 2015, helping lead its sale to Tele Columbus. Mr. Barron joined Virgin Media, an entertainment and communications business, in 2008 and served as Chief Operating Officer from 2010 until 2013. Prior to Virgin Media, Mr. Barron held executive positions with a number of cable and satellite companies throughout the world, including Modern Times Group MTG AB (where he served as Chief Operating Officer) and UPC (now Liberty Global — where he served as Managing Director — UPC Media), as well as The Walt Disney Company Europe, where he was an Executive Vice President. Since 2013 Mr. Barron also has served as a member of the Executive Board of Cable Europe, a trade association that connects leading broadband cable TV operators and their national trade associations throughout the European Union.

Other directorships:	Com Hem Holding AB.
Director skills and qualifications:
Mr. Barron brings significant experience with respect to both the cable and satellite industries that are served by the Company. Much of Mr. Barron’s experience is outside of the United States, providing the Board with an international perspective that is valuable as the Company continues to grow internationally.

Name:	Alex B. Best
Age:	76
Director since:	2003
ARRIS Board Committees:	Compensation Committee and Nominating and Corporate Governance Committee
Principal occupation and recent business experience:
Prior to his retirement in 2000, Mr. Best was the Executive Vice President of Cox Communications, Inc. From 1986 through 1999, he served as the Vice President of Engineering of Cox. Since 2000, Mr. Best has continued to consult for Cox on a part-time basis. From 1966 through 1986, Mr. Best worked for Scientific-Atlanta and was involved in nearly every aspect of its cable television product development and business applications. Mr. Best served as Chairman of the National Cable Television Association’s Engineering Advisory Committee from 1995 until 2000.

Other directorships:	Deep Fiber Solutions.
Director skills and qualifications:
Mr. Best brings to the Board industry-specific engineering and technology experience derived from an extensive engineering and executive career, both on the behalf of major equipment suppliers (Scientific Atlanta, now part of Cisco Incorporated) and a major system operator (Cox Communications, Inc.). Mr. Best is a member of the Cable Center’s Cable Hall of Fame.

Name:	J. Timothy Bryan
Age:	56
Director since:	2015
ARRIS Board Committees:	Audit Committee (Audit Committee Financial Expert)
Principal occupation and recent business experience:
Since 2011, Mr. Bryan has served as the Chief Executive Officer of the National Rural Telecommunications Cooperative (NRTC), an organization focused on providing commercial technology solutions to the nation’s rural electric and telephone cooperatives and companies. Prior to NRTC, Mr. Bryan served as an outside advisor to IMAX Corporation, an entertainment technology company (January 2011 – May 2011), DBSD (formerly ICO North America) (September 2010 – February 2011), NRTC (March 2010 – September 2010) and O3b Networks (April 2009 – November 2009). Mr. Bryan previously served, from September 2005 to February 2009, as the Chief Executive Officer of ICO Global Communications, a next-generation satellite and terrestrial wireless company, the domestic portion of which was subsequently sold to DISH Networks in 2011. Mr. Bryan resigned prior to ICO North America, a subsidiary of ICO, filing for bankruptcy protection in May 2009. Prior to ICO, Mr. Bryan served as the Chief Financial Officer of Eagle River Holdings and served on the Boards of Directors of Nextel Communications and Clearwire Communications. Mr. Bryan also served as the President of United Pan Europe Communications, now Liberty Global, which was the largest private cable/telecom provider in Europe, and as Chief Financial Officer of UnitedGlobalCom, also now part of Liberty Global. Mr. Bryan previously served as the Vice President/Finance and Treasurer of Jones Financial Group and Jones Intercable (now part of Comcast) and began his career in banking, including as the Vice President and Manager of the Communications Division at NationsBank Corporation (now Bank of America). In 2012 Mr. Bryan was appointed by the United States Secretary of Commerce to the Board of Directors of FirstNet, an independent authority charged with constructing and operating a nationwide wireless network for first responders, and served on the Board of FirstNet, including as the Chair of the Finance Committee.

Other directorships:	—
Director skills and qualifications:
Mr. Bryan brings to the Board significant experience in the telecommunications, satellite and cable industries. This includes broad financial experience including prior service as CFO and treasurer, as well as prior service as audit committee chairperson for several public companies.

Name:	James A. Chiddix
Age:	71
Director since:	2009
ARRIS Board Committees:	Nominating and Corporate Governance Committee (Chairperson)
Principal occupation and recent business experience:
Mr. Chiddix has over 40 years of experience in the cable industry. Prior to his retirement in 2007, Mr. Chiddix was the Chairman and Chief Executive Officer of OpenTV Corporation. From 2007 to 2009, he served as the Vice-Chairman of the Board of OpenTV. Prior to 2004, his previous roles included President at MystroTV (a division of Time Warner), Chief Technology Officer and Senior Vice President, Engineering and Technology at Time Warner Cable, Senior Vice President, Engineering at Oceanic Cable, and General Manager at Waianae Cablevision.

Other directorships:	SLIC Network Solutions and STARRY.
Director skills and qualifications:
Mr. Chiddix has spent a career of over 40 years in the cable industry, including senior roles at both major service providers and equipment suppliers. Mr. Chiddix brings rich industry-specific technology and product experience, including video experience, to the Board from both an operator and supplier point of view derived from having served as Chief Technology Officer of Time Warner Cable, currently the second largest Multiple System Operator in the United States, and as Chief Executive Officer of OpenTV, a middle-ware supplier to the cable industry.

Name:	Andrew T. Heller (Lead Independent Director)
Age:	61
Director since:	2011
ARRIS Board Committee:	Audit Committee and Compensation Committee
Principal occupation and recent business experience:
Mr. Heller was a consultant for MacAndrews & Forbes Holdings Inc., a privately owned investment company, until 2014. Mr. Heller was Vice Chairman of Turner Broadcasting System, Inc. based in Atlanta, GA until his retirement in 2013. He also served until such time as senior adviser to TBS, Inc. Chairman and CEO Phil Kent on a host of business and corporate strategy-setting issues. Mr. Heller joined TBS in 1998. Most recently, he was president of domestic distribution, running the division responsible for the distribution of 10 domestic networks to the cable, satellite and telco industries, and was also responsible for Turner Private Networks. Previously, he was assistant general counsel of Time Warner Cable. Earlier, Mr. Heller served as associate counsel and senior counsel, litigation, for HBO.

Other directorships:
Mr. Heller was a member of the Board of Directors of Starz until its acquisition in December 2016. Prior to his retirement on April 1, 2013, he was Chair of CTAM (Cable and Telecommunication Association for Marketing) Educational Foundation Board and was a member of the CTAM and Cable Center boards of directors. He is a member of the Advisory Board of the S.I. Newhouse School of Public Communications.

Director skills and qualifications:	Mr. Heller brings to the board experience and leadership in the evolution of video services to devices everywhere, as well as extensive program content distribution experience.

Name:	Dr. Jeong Kim
Age:	56
Director since:	2014
ARRIS Board Committee:	Compensation Committee and Nominating and Corporate Governance Committee
Principal occupation and recent business experience:
Dr. Kim is Executive Chairman of Kiswe Mobile Inc., a company focused on development of interactive mobile applications for sports. Dr. Kim was formerly President of Bell Labs and Chief Strategy Officer of Alcatel-Lucent. He also served as Chief Operating Officer and later President of the Optical Networking Group of Lucent Technologies. Dr. Kim also served as Professor of Electrical and Computer Engineering at the University of Maryland. Dr. Kim was the founder and CEO of Yurie Systems, Inc., a global leader in data networking access technology, which he took public and ultimately sold to Lucent Technologies in 1998.

Other directorships:	The Nuclear Threat Initiative.
Director skills and qualifications:	Dr. Kim provides the Board with significant experience and leadership in the telecommunications industry from a technology, engineering and strategy point of view.
Name:	Bruce McClelland
Age:	50
Director since:	2016
Principal occupation and recent business experience:
Mr. McClelland was appointed Chief Executive Officer of the Company in September 2016. Previously, Mr. McClelland served as President of ARRIS’ Network & Cloud and Global Services business. Mr. McClelland’s vision and strategy for the business was responsible for ARRIS’ broadband network leadership — a key driver of the Company’s global growth. Mr. McClelland’s prior roles at ARRIS also included ARRIS’ Group President, for Products and Services, and Vice President and General Manager, for ARRIS’ Customer Premises Equipment Unit. Mr. McClelland joined the Company as Vice President of Engineering, responsible for development of a broad range of voice and data cable TV products. Prior to ARRIS, Mr. McClelland was responsible for the development of Nortel’s Signaling System #7 and Signal Transfer Point product lines as well as several development roles within Nortel’s Class 4/5 DMS switching product line.

Other directorships:	—
Director skills and qualifications:	As our Chief Executive Officer, Mr. McClelland provides valuable insight into our industry and company.

Name:	Robert J. Stanzione
Age:	69
Director since:	1998
Principal occupation and recent business experience:
Mr. Stanzione was appointed Executive Chairman in September 2016. He was formerly the Chief Executive Officer of the Company from 2000 through September 2016. From 1998 through 1999, Mr. Stanzione was President and Chief Operating Officer of the Company. Mr. Stanzione has been Chairman of the Board of Directors since 2003. From 1995 to 1997, he was President and Chief Executive Officer of Arris Interactive L.L.C. From 1969 to 1995, he held various positions with AT&T Corporation.

Other directorships:	National Cable & Telecommunications Association (NCTA).
Director skills and qualifications:	As our Executive Chairman and formerly as Chief Executive Officer from 2000 through 2016, Mr. Stanzione provides valuable insight into our industry and company.
Name:	Doreen A. Toben
Age:	67
Director since:	2013
ARRIS Board Committees:	Audit Committee (Chairperson and Audit Committee Financial Expert)
Principal occupation and recent business experience:
Prior to her retirement in 2009, Ms. Toben was the Executive Vice President of Verizon Communications, Inc. Ms. Toben also served as Verizon’s Chief Financial Officer and was responsible for its finance and strategic planning efforts. Ms. Toben began her career at AT&T Corp. and over the years held various positions of increasing responsibility primarily in treasury, strategic planning and finance both there and, beginning in 1984, at Bell Atlantic Inc. Her later positions at Bell Atlantic included Vice President and Chief Financial Officer, Bell Atlantic-New Jersey in 1993; Vice President, Finance and Controller in 1995; Vice President and Chief Financial Officer Telecom/Network in 1997; and Vice President and Controller in 1999.

Other directorships:	The New York Times Company and Kate Spade & Company.
Director skills and qualifications:
Ms. Toben has over 25 years of experience in the communications industry. Over the years, Ms. Toben held various positions in treasury, strategic planning and finance and brings a wealth of financial expertise to the Board.

Name:	Debora J. Wilson
Age:	59
Director since:	2011
ARRIS Board Committees:	Compensation Committee (Chairperson)
Principal occupation and recent business experience:
Ms. Wilson is the former President and Chief Executive Officer (2004 through 2009) of The Weather Channel Inc., a leading multi-platform media organization. Prior to becoming the President and Chief Executive Officer of The Weather Channel, Ms. Wilson held other positions including Executive Vice President and Chief Operating Officer from 1994 to 2004. From 1979 through 1994, Ms. Wilson worked for Bell Atlantic (now Verizon) and held management positions in network operations and new product development.

Other directorships:	Markel Corporation and Internap Corporation.
Director skills and qualifications:
Ms. Wilson brings more than 30 years of business experience in the cable television and telecommunications industries, most recently as Chief Executive Officer of The Weather Channel Inc. In addition to her executive management background in the media industry, Ms. Wilson has extensive sales, marketing and product development experience with new technologies and corporate strategy which provides a useful perspective to the Board from the media and content business point of view.

Name:	David A. Woodle
Age:	61
Director since:	2007
ARRIS Board Committees:	Audit Committee
Principal occupation and recent business experience:
Since 2008, Mr. Woodle has been the Chairman of the Board and Chief Executive Officer of Nano Horizons Inc., a nanotechnology company that specializes in producing Nano silver particles for anti-microbial applications. Prior to ARRIS’ acquisition of C-COR Incorporated in 2007, Mr. Woodle was C-COR’s Chairman and Chief Executive Officer, positions that he had held since 2000. Prior to joining C-COR, Mr. Woodle was Vice President and General Manager of Raytheon E-Systems/HRB Systems, and led merger transition efforts to successfully position that company in the wireless data telecommunications marketplace.

Other Directorships:	—
Director skills and qualifications:
Mr. Woodle brings significant experience in cable industry technology equipment sales and operations to the Company including experience as Chairman and CEO of C-COR prior to its acquisition by ARRIS in 2007. Mr. Woodle’s experience includes the planning and execution of strategic merger and acquisition transition efforts at both C-COR and Raytheon E-systems/HRB systems.

Each of the nominees brings a wealth of relevant business experience that qualifies the nominee for service on the Board. The Board of Directors believes that these nominees provide a good cross-section of skills and experience to the Board of Directors and that the shareholders of the Company would be well-served by these nominees.
BOARD AND COMMITTEE MATTERS
Director Independence
For purposes of determining the independence of its directors, the Board of Directors has adopted the definition of independence used in the listing standards of The NASDAQ Stock Market. It also considers the definitions of independence used in the Internal Revenue Code and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and standards set forth by NASDAQ for purposes of determining whether members of the Audit Committee and Compensation Committee are independent. In making determinations, the Board of Directors considers that, in the ordinary course of business, transactions may occur between the Company and companies at which some of the directors are or have been outside directors. The Board of Directors determines whether such transactions carry any implications to the director’s independence. A copy of the director independence standards is available on the Company’s website at www.arris.com under the caption Company — Investors — Corporate Governance. Based upon these standards, the Board of Directors has determined that all of the directors, other than Bob Stanzione and Bruce McClelland, meet the independence requirements for the committees on which they serve and for the Board. Mr. Stanzione, as the Executive Chairman, and Mr. McClelland, as the Company’s Chief Executive Officer, are not considered independent for any purpose.
Compensation of Directors
Cash Fees.   For 2016, the non-employee directors received an annual cash retainer of $80,000, paid in equal quarterly installments. The Lead Independent Director was paid an additional annual cash retainer of  $20,000. The respective Chairpersons and members of our Board committees were paid the following additional annual cash retainers:
•
Audit Committee:

Chairperson — $25,000
Members — $15,000
•
Compensation Committee:

Chairperson — $15,000
Members — $7,500
•
Nominating and Corporate Governance Committee:

Chairperson — $10,000
Members — $5,000.
Share Awards and Minimum Holding Requirement.   For 2016, each non-employee director also received restricted share units. The restricted share units vest in full one year from the date of grant. The number of shares subject to the restricted share units was determined by dividing the dollar amount of the award, $160,000, by the closing price of the Company’s ordinary shares on the trading day preceding the date of grant rounded to the nearest one hundred units.
The Company’s Share Ownership Guidelines require directors to own three times their annual cash retainer ($80,000 for 2016) in our stock. Prior to 2015, directors were permitted to defer delivery of shares upon vesting. For purposes of determining compliance with our Share Ownership Guidelines, restricted share units that have vested but for which delivery has been deferred are treated as owned; however, one-half of the shares subject to the vested share units are required to be held until the director retires from the Board. Directors are given five years to obtain this ownership level initially or if they become non-compliant, for example because of a change in share value. The Compensation Committee reviews compliance with the guidelines annually. As of March 30, 2017, all of the current Board members had already met this guideline or were on track to obtain compliance within the five-year time period.

Reimbursements.   Directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred in attending Board, committee, shareholder and other Company meetings. Directors also are reimbursed for reasonable expenses associated with other business activities related to their Board of Directors service, including participation in director education programs, attendance of industry functions and memberships in director organizations. In addition, beginning in 2016, U.S.-based directors were also provided tax preparation assistance with respect to the income tax returns they are required to file in England as a result of their service on our Board.
Liability Insurance.   The Company maintains customary directors’ and officers’ liability insurance. The Company is permitted under its Articles of Association to indemnify its directors under certain circumstances and has entered into a Deed of Indemnity in favor of the directors.
Director Compensation Table.   The following table sets forth information about the compensation paid to the non-employee members of the Board of Directors for the last fiscal year.
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards($)(3)	Total Compensation ($)
Andrew M. Barron(4)(5)	35,334	—	35,334
Alex B. Best(4)	182,500	159,600	342,100
J. Timothy Bryan(4)	185,000	159,600	344,600
James A. Chiddix(4)	180,000	159,600	339,600
Andrew T. Heller(4)	195,853	159,600	355,453
Dr. Jeong Kim(4)	182,500	159,600	342,100
Doreen A. Toben(4)	196,500	159,600	350,100
Debora J. Wilson(4)	185,000	159,600	344,600
David A. Woodle(4)	186,500	159,600	346,100
(1)
Mr. Stanzione and Mr. McClelland, as employees of the Company, receive no additional compensation for their services as members of the Board.

(2)
In 2015, a cash award of  $120,000 was granted in lieu of the annual restricted share unit award. The cash award vested in four equal installments and the amounts shown for each non-employee director, except for Mr. Barron (who was not a director at the time of the award), include $90,000 reflecting the portions of the cash award grant that vested in 2016.

(3)
Each director other than Mr. Barron, who joined the Board in August 2016, was granted 7,000 restricted stock units on July 7, 2016, having a grant date fair value of  $159,600, calculated based on the fair market value of our ordinary shares on the grant date. These awards will vest in full on July 7, 2017 and, as a result, remained outstanding at December 31, 2016.

(4)
The value of perquisites and other personal benefits was less than $10,000 in the aggregate for each non-employee director.

(5)
Mr. Barron joined the Board in August 2016.

Committees of the Board of Directors
The Board has delegated certain functions to three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees has a written charter that is available on the Company’s website at www.arris.com. The following is a summary of the principal responsibilities and other information regarding each of the committees:
Committee	Principal Responsibilities and Other Information
Audit Committee
•
Assists the Board with the oversight of the integrity of our financial statements and financial reporting process; compliance with legal and regulatory requirements; is responsible for the engagement of the independent auditor, and its qualifications, independence and performance; subject to the provisions of the Companies Act, the appointment and performance of the U.K. statutory auditor; and the performance of our internal audit function.

•
The Board has determined that each of its Audit Committee members is independent and financially literate as defined by the SEC and the current listing standards of The NASDAQ Stock Market.

•
The Board has identified each of Ms. Toben and Mr. Bryan as an “audit committee financial expert,” as defined by the SEC.

Compensation Committee
•
Determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices and reviews annual financial performance under our employee incentive plans.

•
Generally exercises all powers of the Board in connection with compensation matters, including incentive compensation, benefit plans and share grants, except as relates to the Executive Chairman and Chief Executive Officer, in which case the entire Board approves or ratifies all said compensation matters.

Nominating and Corporate Governance Committee
•
Identifies individuals qualified to become directors and recommends candidates to the Board.

•
Supervises the conduct of director self-evaluation procedures including the performance of an anonymous survey of directors as to the Board’s processes and effectiveness and governance practices in general.

•
Together with the Board, actively reviews succession issues and plans for both management and the Board.

•
Reviews the Company’s information security risks and policies.

Committee Composition and Meeting Attendance
The following table shows the current membership of each standing committee and the number of meetings held by each committee during 2016.
Director	Audit	Compensation	Nominating and Corporate Governance
Andrew M. Barron			X
Alex B. Best		X	X
J. Timothy Bryan	X
James A. Chiddix			Chair
Andrew T. Heller	X	X
Dr. Jeong Kim		X	X
Bruce McClelland
Robert J. Stanzione
Doreen A. Toben	Chair
Debora J. Wilson		Chair
David A. Woodle	X
Total meetings in 2016	13	6	10
During 2016, the Board held 7 meetings and each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he or she served while a member thereof.
The Company has not adopted a formal policy on Board members’ attendance at Annual General Meetings of Shareholders. However, all directors are encouraged to attend the meetings. All of the Company’s current directors attended the 2016 Annual General Meeting of Shareholders.
Identification and Evaluation of Director Nominees
With respect to the Nominating and Corporate Governance Committee’s evaluation of director nominee candidates, the Committee considers each candidate on his or her own merits. In evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. Some of these factors include the candidate’s:
•
career experience, particularly experience that is germane to the Company’s business, such as telecommunications products and services, legal, human resources, finance, marketing, and regulatory experience;

•
whether the candidate is an “audit committee financial expert” (as defined by the SEC);

•
experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•
contribution to diversity of the Board;

•
integrity and reputation;

•
ability to work collegially with others;

•
whether the candidate is independent;

•
other obligations and time commitments and the ability to attend meetings in person; and

•
current membership on the Board — the Board values continuity (but not entrenchment).

The Committee does not assign a particular weight to the individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide shareholders with a diverse and experienced Board.
With respect to the identification of nominee candidates, the Board recommends candidates whom they are aware of personally or by reputation. The Committee from time to time also utilizes a recruiting firm to assist in the process.
The Committee welcomes recommendations from shareholders. The Committee evaluates a candidate for director who was recommended by a shareholder in the same manner that the Committee evaluates a candidate recommended by other means. In order to make a recommendation, the Committee asks that a shareholder send the Committee:
•
a resume for the candidate detailing the candidate’s work experience and credentials;

•
written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Policy on Business Ethics and Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Policy or required a waiver, (4) is, or is not, “independent” as that term is defined in the NASDAQ listing standards (a copy of which is available on our website), and (5) has no plans to change or influence the control of the Company;

•
the name of the recommending shareholder as it appears in the Company’s books, the number of ordinary shares of the Company that are owned by the shareholder and written confirmation that the shareholder consents to the disclosure of his or her name. If the recommending person is not a shareholder of record, he or she should provide proof of share ownership;

•
personal and professional references, including contact information; and

•
any other information relating to the candidate required to be disclosed in a Proxy Statement for election of directors under Regulation 14A of the Exchange Act.

This information should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, ARRIS International plc, 3871 Lakefield Drive, Suwanee, GA 30024, who will forward it to the chairperson of the Committee. The Committee does not necessarily respond to recommendations. The nomination must be accompanied by the name and address of the nominating shareholder and must state the number of shares held. For potential nominees to be considered at the 2018 Annual General Meeting of Shareholders, the Corporate Secretary must receive this information by November 24, 2017.
In addition to the procedures described above for recommending prospective nominees for consideration by the Committee, shareholders may directly nominate directors for consideration at any Annual General Meeting of Shareholders.
Lead Independent Director
The Company’s Governance Guidelines provide that at any time the Board of Directors does not have an independent Chairman, the Board of Directors must have a Lead Independent Director. The Lead Independent Director presides over Executive Sessions of the Board of Directors and other meetings where the Chairman is not present. The Lead Independent Director also approves the agenda for Board meetings. He also is the liaison between the Chairman and the independent directors and may call meetings of the independent directors. Lastly, he is available for consultation and direct communications, if so requested by a major shareholder and has various other communications and administrative responsibilities. Mr. Heller has served as Lead Independent Director since 2016. With the appointment of Mr. McClelland as Chief Executive Officer effective September 1, 2016, the Company split the roles of Chairman of the Board and Chief Executive Officer. In splitting the roles, it permits Mr. Stanzione, as Executive Chairman, to focus more time on strategy matters and customer engagement, while as Chief Executive Officer, Mr. McClelland functions as the Company’s overall leader. The Company believes that retaining a Lead Independent Director is important as it continues to provide independent leadership to the directors and as he serves as an intermediary between the independent directors and the Executive Chairman. The resulting structure sends a message to our employees, customers and shareholders that we believe in having strong leadership at the highest levels of management, but that we also value the perspective of our independent directors and their many contributions to our Company.
Consideration of Risks Facing the Company
On a periodic basis, the Company’s management reviews the primary risks that the Company faces and assesses the adequacy of the means through which the Company manages those risks. Some risks, such as the focus of the Company’s business on the broadband and satellite communications industry and its significant sales to the dominant service providers are intrinsic to its business and are largely unavoidable without a significant change in strategic focus. Others, such as the risk of property damage or business interruption from weather or other causes are managed through maintaining insurance of types and at levels that the Company believes are reasonable given the nature of its assets and business and through the maintenance of backup storage and processing capability offsite. Still others, such as credit risk, currency risk, cybersecurity risk and country risk, are actively managed through policies and oversight designed to minimize the Company’s ultimate exposure to loss. On an annual basis, the Company’s management reviews with the Board of Directors the risks that it considers the most significant as well as the approaches used to manage or mitigate those risks. In addition, the Board of Directors informally considers risk-related matters on a more frequent basis and also in connection with its consideration of specific transactions and issues. Further, Company management also separately reviews financial risks and related policies with the Audit Committee and information security risks and related policies with the Nominating and Corporate Governance Committee. On at least an annual basis, the Company’s management, as part of the annual budget process, reviews with the Board of Directors technological developments affecting the industry and the research and development programs that respond to those developments and risks.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is currently or has served as an executive officer or employee of the Company and none of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during the year ended December 31, 2016.
Communication with the Board
Shareholders may communicate with the Board of Directors, including the Lead Independent Director, by sending a letter to the ARRIS International plc Board of Directors, c/o Corporate Secretary, ARRIS International plc, 3871 Lakefield Drive, Suwanee, GA 30024. The Corporate Secretary will submit the correspondence to the Lead Independent Director or to any specific director to whom the correspondence is directed.

PROPOSAL 2
A NON-BINDING ADVISORY VOTE TO APPROVE THE REPORTS OF THE AUDITORS AND THE DIRECTORS AND THE U.K. STATUTORY ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2016 (IN ACCORDANCE WITH THE LEGAL REQUIREMENTS APPLICABLE TO U.K. COMPANIES)
As a U.K. company, for each financial year the directors must present a directors’ report, audited accounts and an independent auditors’ report on the financial statements to shareholders at an Annual General Meeting of Shareholders. Those to be presented at the Annual Meeting are in respect of the year ended December 31, 2016 and will be delivered to the Registrar of Companies in the United Kingdom following the Annual Meeting. Copies of our U.K. statutory accounts, the directors’ report, and the auditors’ report for the year ended December 31, 2016 have been included in our U.K. annual report to shareholders accompanying this Proxy Statement. The shareholders will be provided an opportunity to raise questions in relation to the accounts and reports at the Annual Meeting. The full accounts and reports of ARRIS International plc will be available for inspection prior to and during the Annual Meeting. The vote on this resolution is advisory and will not be binding on the Board.
The Board recommends that shareholders vote FOR the approval of the reports of the auditors and the directors and the accounts for 2016. If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Proposal 2.

PROPOSALS 3, 4 AND 5
AN ORDINARY RESOLUTION TO RATIFY THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017
AN ORDINARY RESOLUTION TO APPOINT ERNST & YOUNG LLP AS OUR U.K. STATUTORY AUDITORS UNDER THE COMPANIES ACT 2006 (TO HOLD OFFICE FROM THE CONCLUSION OF THE MEETING UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS AT WHICH ACCOUNTS ARE LAID BEFORE THE COMPANY)
AN ORDINARY RESOLUTION TO AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE OUR U.K. STATUTORY AUDITORS’ REMUNERATION
Our Audit Committee has re-appointed the accounting firm of Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Ernst & Young has served as our independent registered public accounting firm since 1993, having been duly appointed by the Board or by the Audit Committee in conformity with then-applicable rules. If, under Proposal 3, shareholders do not ratify this appointment, the appointment will be reconsidered by the Audit Committee and the Audit Committee may consider other independent registered public accounting firms. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our and our shareholders’ best interests.
Our Audit Committee has re-appointed Ernst & Young to serve as our statutory auditors under the Companies Act. Ernst & Young has served as our statutory auditors since December 2015. The U.K. statutory auditor is responsible for conducting the statutory audit of the Company’s U.K. statutory accounts in accordance with the requirements of the Companies Act. On the Audit Committee’s recommendation, Ernst & Young has been selected to be re-appointed as our statutory auditors from the conclusion of the Annual Meeting until the conclusion of the next Annual General Meeting of Shareholders at which accounts are laid before the Company. In Proposal 4, we are asking you to approve their re-appointment.
In Proposal 5 we are asking our shareholders to authorize the Audit Committee to determine Ernst & Young’s remuneration as statutory auditors in accordance with the Audit Committee’s procedures and applicable law.
One or more representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.
Fees
The fees billed by Ernst & Young and its affiliates for the last two fiscal years were as follows, all of which were approved by the Audit Committee:
Audit Fees.   Fees for audit services totaled $10,212,422 and $7,315,702 in 2016 and 2015, respectively, and include fees associated with the annual audits, the Sarbanes-Oxley Section 404 attestation, the reviews of the Company’s quarterly reports on Form 10-Q and other SEC filings, audit consultations, the audit of our U.K. statutory accounts, audits of certain subsidiary statutory accounts, and attestation services and procedures conducted in connection with consents to incorporate Ernst & Young’s reports into registration statements filed with the SEC for each respective year.
Audit-Related Fees.   Fees for audit-related services totaled $216,842 and $1,010,165 in 2016 and 2015, respectively. Audit-related services include due diligence in connection with acquisitions, consultation on accounting and internal control matters, and audits in connection with employee benefit plans.
Tax Fees.   Fees for tax services, including tax compliance, tax advice and tax planning, totaled $1,324,426 and $1,526,150 in 2016 and 2015, respectively.

All Other Fees.   Fees for all other services not included above were $0 for 2016 and 2015.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other permissible non-audit services performed by the independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and fee amounts or ranges within each category. Either the independent registered public accounting firm or the Company’s Chief Financial Officer (or his designee) must submit to the Audit Committee requests for services to be provided by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting.
The Audit Committee requires the Company’s Internal Audit Director to report to the Audit Committee on a periodic basis the results of the Internal Audit Director’s monitoring of the independent registered public accounting firm’s performance of all services to the Company and whether the performance of those services was in compliance with the Audit Committee’s pre-approval policy. Both the Internal Audit Director and management are required to report immediately to the Audit Committee any breaches by the independent registered public accounting firm of the policy.
The Board recommends that shareholders vote FOR the ordinary resolution to ratify the Audit Committee’s re-appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2017, FOR the ordinary resolution to re-appoint Ernst & Young as our U.K. statutory auditors under the Companies Act (to hold office until the conclusion of the next Annual General Meeting of Shareholders at which accounts are laid before the Company), and FOR the ordinary resolution to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration. If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Proposals 3, 4 and 5.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young, the Company’s independent auditor for 2016, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States of America and on the Company’s internal control over financial reporting.
In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2016 and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Committee has discussed with Ernst & Young the matters that are required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) standards. Ernst & Young has provided to the Audit Committee the written disclosures and the PCAOB-required letter regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee has discussed with Ernst & Young that firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company is compatible with Ernst & Young’s independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. In addition, we have appointed Ernst & Young as the Company’s independent registered public accounting firm for calendar year 2017, subject to shareholder ratification.
This report is provided by the following independent directors, who comprise the Audit Committee:
Doreen A. Toben, Chairperson
J. Timothy Bryan
Andrew T. Heller
David A. Woodle
Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this Proxy Statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION
2016 Key Matters Impacting Compensation
•
Completed the Combination with Pace plc and substantially completed the integration of the business.

•
Completed CEO succession, with Mr. Stanzione moving to role of Executive Chairman and the appointment of Mr. McClelland as Chief Executive Officer.

•
Grew revenues approximately 42% compared to 2015.

•
Repurchased approximately $178.0 million of our ordinary shares.

•
Generated approximately $362.5 million of cash from operating activities.

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Eliminated tax gross-up provisions related to change of control payments from employment agreements with Executive Chairman and CEO.

•
Increased stock ownership requirement for some executive officers.

•
“Say-on-pay” proposal received significant shareholder support (approximately 95% of votes cast) at 2016 Annual General Meeting of Shareholders.

•
No material changes made to compensation program for 2017.

Key Compensation Practices
Compensation Best Practices that We Follow
☑
Pay for Performance —
•
Approximately 79% of named executive officers’ target compensation for 2017 is performance based, share-linked, or both, and approximately 60% of compensation is deferred over three or four years and is market-based

•
All annual incentive payouts and one-half of long-term equity awards are performance-based (which could result in 0% to 200% payout relative to target), and performance-based equity awards are tied to total shareholder return over a three-year period

☑	Conservative Employment Agreements — Maximum termination payout is two years, except for our Executive Chairman, for whom it is three years
☑	Stock Ownership Requirements — Meaningful stock ownership guidelines: 6x for the Executive Chairman and CEO, 2x to 4x for the remaining executive officers and 3x for the directors
☑	Minimal Perquisites — We provide only minimal perquisites to our executive officers
☑	Clawback Policy — We have a robust and long-standing clawback policy
☑	Mitigate Undue Risk — We utilize defined maximum payouts for performance-based awards in order to prevent out-sized payouts
☑
Independent Compensation Consulting Firm — Any compensation consultant engaged by the Compensation Committee is an independent compensation consulting firm that provides no other services to the Company

☑	Annual Advisory Votes — We hold an annual advisory vote on the compensation paid to our named executive officers

Compensation Practices that We Do Not Follow
☒	No guaranteed bonuses for our executive officers
☒	No discounted stock awards, reloads or repricing without shareholder approval
☒	No hedging or pledging of shares permitted for our executive officers and directors
☒	No tax gross-up payments for our Executive Chairman or CEO with respect to any payments made in connection with a change of control
☒	No broad share recycling under our stock incentive plans

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
   Overview
This CD&A describes the major elements of our compensation program for the executive officers (the “named executive officers” or “NEOs”) included in the Summary Compensation Table included elsewhere in this Proxy Statement. This CD&A also discusses the objectives and philosophy decisions underlying the compensation of the NEOs. The CD&A should be read together with the executive compensation tables, including the summary compensation table, and related footnotes found later in this Proxy Statement.
Authority over compensation of the Company’s senior executives is within the province of the Compensation Committee. The Compensation Committee is comprised entirely of independent directors, as determined under the applicable NASDAQ listing standards, SEC requirements and Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews and approves executive compensation programs and specific compensation arrangements for the executive officers. The Compensation Committee reports to the Board, and all compensation decisions with respect to the Executive Chairman and Chief Executive Officer are reviewed and approved by the whole Board, without participation by the Executive Chairman or Chief Executive Officer.
   Programs and Objectives and Reward Philosophy
Our Compensation Committee is guided by the key objectives and reward philosophies in the design and implementation of our executive compensation program described below. We target to be competitive with the compensation provided to executives of companies within our peer group for the cash-based and equity compensation components. While we consider where elements of cash and equity compensation fall with respect to officers with similar responsibilities within the peer group, no formal benchmarking is used, as the Compensation Committee determines the amounts of the elements of compensation depending on, among other things, the responsibilities of the officer, his or her skillset and experience, how difficult it would be to replace and the relative importance of that particular skillset to the accomplishment of our business objectives, the officer’s ability to assume additional responsibility and his or her service time with the Company.
•
Competitive pay. Competitive compensation programs are required to attract and retain a high-performing executive team, particularly for a technology-focused company.

•
Pay for performance. Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e. the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•
Alignment with shareholders. Our executives’ interests must be aligned with the interests of our shareholders. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term shareholder value.

The principal elements of our executive compensation program are:
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base salary;

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annual, performance-based cash incentives (“Bonus”);

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annual long-term equity incentives and the use of performance metrics in one-half of our long- term equity incentives to align executive compensation with growing long-term shareholder value;

•
benefits and perquisites; and

•
change in control severance pay and other severance pay arrangements and practices.

The charts below reflect the targeted amount of each primary element of compensation for 2017 for Mr. McClelland and the other NEOs, collectively, as a percentage of total targeted compensation. As reflected below, approximately 83% of Mr. McClelland’s targeted compensation for 2017, and approximately 77% of the targeted compensation for all other NEOs, is performance-based, share-linked, or both. For information on the amounts actually paid, see the discussion below and the Summary Compensation Table.
(1)
Based on grant date fair value. 50% of award is subject to performance-based vesting and the remaining 50% is time-based vesting and the charts reflect 100% payout for performance based awards.

(2)
Assumes 100% payout.

   Key Considerations
In applying these program objectives and reward philosophies, the Compensation Committee takes into account the key considerations discussed below.
Competitive Market Assessment.   We regularly, but not necessarily annually, conduct a competitive market assessment with an independent compensation consultant for each of the three primary elements of our executive compensation program. Given the growth in the Company’s size as a result of the Combination with Pace plc and the added complexities associated with each officer’s responsibilities associated with the Company’s reincorporation into the U.K., the Compensation Committee engaged Longnecker & Associates, Inc. to provide a competitive market assessment in 2016 in connection with the annual compensation decisions for senior executives, as well as the appointment of Mr. McClelland as Chief Executive Officer in September 2016 and the corresponding move of Mr. Stanzione into the role of Executive Chairman. Given that no significant changes have been made in the compensation program for 2017, the Compensation Committee does not expect to engage an independent compensation consultant to conduct a market assessment in 2017.
In setting executive compensation levels, the Compensation Committee has historically reviewed market data from the following sources:
•
Peer Group Information.   The Compensation Committee considers information from the proxy statements of  “peer group” public companies, which is comprised primarily of communications infrastructure companies. The peer group for 2016 was selected by the Compensation Committee based on prior input from Longnecker & Associates, Inc. For 2016, the peer group consisted of:

Amphenol Corporation	NCR Corporation
Anixter International Inc.	Net App, Inc.
CommScope Holding Company	Pitney Bowes Inc.
EchoStar Corp.	Telephone & Data Systems Inc.
Frontier Communications Corp.	SanDisk Corporation
Harris Corporation	Seagate Technology PLC
Juniper Networks, Inc.	Western Digital Corporation
Motorola Solutions Inc.

For 2016, as a result of the Pace plc Combination, which increased the Company’s size significantly, and consolidations and similar activities amongst the companies included in the 2015 peer group, Brocade Communications Systems, Ciena Corporation, F5 Networks, TW Telecom and JDS Uniphase were removed from the peer group and were replaced by CommScope Holding Company, Motorola Solutions Inc., SanDisk Corporation, Seagate Technology PLC and Western Digital Corporation. The change in the peer group did not have any impact on previously issued performance share awards as those awards use the total shareholder return of the NASDAQ composite index, and not our peer group, for determining the applicable vesting level of the awards.
•
Survey Data.   Survey data from various sources may also be utilized, including the following:

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Economic Research Institute Executive Compensation Assessor

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Towers Watson Top Management Compensation

•
Mercer, Inc. US General Benchmark Survey

•
Kenexa CompAnalyst

•
World at Work Total Salary Increase Budget Survey

•
IPAS Global Technology Survey

•
Information from an Independent Compensation Consultant.   Our Compensation Committee also considers the recommendations and market data provided by Longnecker & Associates, the independent compensation consultant retained by the Compensation Committee. As noted above, Longnecker & Associates was engaged for a market assessment in 2016.

The primary use of this data is to inform and confirm that the compensation and benefit level decisions of the Compensation Committee are consistent with industry levels generally and the Compensation Committee goals described in this Proxy Statement.
Our Financial and Strategic Objectives.   Each year our management team develops an annual operating target plan or budget for the next fiscal year for review and approval by our Board of Directors. The Compensation Committee utilizes the financial plan in the development of compensation plans and performance goals for our NEOs for the next target year.
Considerations for Mr. Stanzione and Mr. McClelland (on his appointment as Chief Executive Officer effective September 1, 2016).   In setting the compensation arrangements for Messrs. Stanzione and McClelland, the primary factors considered by the Compensation Committee included:
•
An assessment of their respective skills sets, experience and recent performance, as well as performance over a sustained period of time (based on evaluations from the entire Board);

•
The financial and strategic results achieved by ARRIS for the last year relative to the pre-established objectives in our annual operating plan;

•
Strategic and operational factors critical to the long-term success of our business, including merger and acquisition activities and the integration of any acquired business;

•
The competitive market survey information described above;

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With respect to Mr. McClelland, Mr. Stanzione’s assessment of Mr. McClelland’s performance and contributions for the most recent year as well as performance and contributions made over a sustained period of time (through both positive and negative business cycles); and

•
Guidance from the Compensation Committee’s independent compensation consultant, where applicable.

Considerations for Other Named Executive Officers.   The Compensation Committee considers the same factors in setting the compensation arrangements for each of the other NEOs as well as:
•
The Chief Executive Officer’s recommendation with respect to each NEO and his assessment of the NEO’s individual performance and contributions to our performance for the most recent year as well as the performance and contributions made over a sustained period of time (through both positive and negative business cycles); and

•
An evaluation of the skill set and experience of each NEO, including an assessment of how effective or unique the skill set is, how difficult it would be to replace and the relative importance of that particular skill set to the accomplishment of our business objectives and each named executive’s ability to assume additional responsibility.

   Additional Information and Considerations
Shareholder Input through Prior “Say-on-Pay” Votes.   We submit to shareholders, on an annual basis, both a “say-on-pay” Proposal and a Proposal to approve the annual report on directors’ remuneration (which forms part of the Directors’ Remuneration Report), that enable our shareholders to cast an advisory vote to approve the compensation of the NEOs as disclosed in this Compensation Discussion and Analysis and accompanying compensation tables in the Proxy Statement and the Annual Report on Directors’ Remuneration, which is set out in Annex A to this Proxy Statement. While the results of both votes are not binding, the Compensation Committee will consider the voting results on such proposals in making its determinations with respect to our compensation program. At the 2016 Annual General Meeting of Shareholders, the say-on-pay Proposal received significant shareholder support with approximately 95% of votes cast in favor of the Proposal.
The Role of the Compensation Committee and Its Use of Advisors.   A summary of the role of the Compensation Committee is found under Board and Committee Matters in this Proxy Statement. For more information on the role and responsibilities of the Compensation Committee, we encourage you to review the Compensation Committee charter, which is available on our website at www.arris.com under the caption “Investors.” Annually, the Compensation Committee reviews the independence of each of its advisors and confirms that any executive compensation consultant used by the Committee is independent, including Longnecker & Associates.
The Compensation Committee charter permits the Compensation Committee to engage independent outside advisors to assist the Compensation Committee in the fulfillment of its responsibilities. The Compensation Committee engages an independent executive compensation consultant for information, advice and counsel. Typically, the consultant assists the Compensation Committee by providing an independent review of:
•
Our executive compensation policies, practices and designs;

•
The mix of compensation established for our NEOs as compared to external benchmarks;

•
Identification of an appropriate peer group of companies to use for comparison;

•
Market trends, survey data and competitive and best practices in executive compensation; and

•
The specific compensation package for Messrs. Stanzione and McClelland and other NEOs.

In connection with the compensation decisions for senior executives made in 2016, as described above, Longnecker & Associates was retained to review base salaries, annual incentives and long-term equity incentives, as well as general compensation consultation.
The Role of Executive Management in the Process of Determining Executive Compensation.   The Executive Chairman and Chief Executive Officer make recommendations to the Compensation Committee regarding executive compensation decisions for the Chief Executive Officer and the other NEOs, respectively. Vicki Brewster, our Senior Vice President, Human Resources, is responsible for administering our executive compensation program. Dave Potts, our Executive Vice President and Chief Financial Officer, provides information and analysis on various aspects of our executive compensation plans, including financial analysis relevant to the process of establishing performance targets for our annual cash incentive plan and the cost of long-term equity incentive plans. Although members of our management team participate in the process of determining executive compensation, the Compensation Committee also meets in executive session without any members of the management team present and may also meet independently with the independent compensation consultant. The Compensation Committee makes the final determination of the executive compensation package provided to each of our NEOs subject, in the case of Messrs. Stanzione and McClelland, to full Board approval.
Equity awards are granted annually, generally in March or April depending on Board meeting schedule, shareholder approval of new equity plans and other factors. The Compensation Committee believes that grant dates should occur as early as practicable after final budgets for the new year have been approved by the Board and after year-end results have been announced to the public. Equity grants, annual compensation adjustments, and incentive plan performance criteria generally will be decided simultaneously, although they may be implemented at various times. (For example, base salary increases historically were effective April 1, while bonuses generally were paid earlier.) The fair value for restricted stock is the closing price of the stock on the date of grant. For 2016, in connection with the completion of the Pace plc Combination, base salary changes and the grant dates for the restricted stock units issued to the NEOs were made in July.
Primary Compensation Elements
   Base Salaries
The annual base salary component of our compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program. A minimum base salary is included in the employment agreement with each of our executive officers and adjustments to that contractual minimum are typically considered annually. Changes in base salaries are made taking into consideration factors such as the relative levels of individual experience, performance, responsibility and contribution to the results of the company’s operations.
The 2016 base salary for each NEO is reported in the “Base Salary” column of the Summary Compensation Table appearing later in this Proxy Statement. For 2016, Mr. Stanzione received an initial increase in his base salary of  $100,000 over 2015. In determining the increase, the Compensation Committee and Board considered, among other factors, Mr. Stanzione’s role in steering the Company through a volatile year in 2015, his role in the Pace plc Combination and related corporate reorganization, which was completed in 2016, the progress he made in achieving certain of the Company’s goals in 2015 including diversification of both the Company’s product portfolio and customer base, as well as the fact that no base salary increase was made in 2015. In connection with Mr. Stanzione’s move solely into the role of Executive Chairman upon the appointment of Mr. McClelland as CEO in September 2016, Mr. Stanzione’s base salary for the remainder of 2016 was subsequently reduced to $750,000. Mr. McClelland’s base salary was increased to $750,000 in connection with his appointment as CEO. With respect to the changes to the base salaries for Messrs. Stanzione and McClelland in September 2016, the Compensation Committee, in making its recommendation to the full Board, considered compensation information provided by Longnecker & Associates for similarly situated executives with comparable levels of experience in the respective roles, as well as the changes in responsibilities for both Messrs. Stanzione and McClelland.
In approving the base salary increases for the other NEOs, the Compensation Committee considered, among other factors, the updated market analysis information provided by Longnecker & Associates for similar positions within the Company’s peer group, each officer’s contributions to the Company during 2015, as well as his role in the Pace plc Combination and other strategic initiatives, as well as the fact that no increase in base salary was made during 2015.
   Annual Cash Incentives
Annual cash bonuses are tied to Company performance. Annual bonus targets for senior executives have been established as a percentage of base pay including the annual raise, if any, in the relevant years. For 2016, Mr. Stanzione’s bonus target was 125% of base salary and the remaining NEO’s annual bonus targets were 80% of base salary, the same as the targets used in 2015. Following his appointment as CEO, Mr. McClelland’s bonus target was increased to 100% of his then base salary. The increase in his bonus target applied only to the portion of 2016 for which he served as CEO (September through December 2016). The maximum bonus payout for each of the NEOs is 200% of the annual bonus target.
The Compensation Committee seeks to establish variable pay in the form of an annual cash bonus opportunity within the market levels of our peer group based on the analysis described above. The Compensation Committee believes that the variable pay target should be set at a level and permit a payout ranging from 0% to 200% in order to strongly align executive pay with the performance of the Company.
For 2016, 100% of the annual incentives for the NEOs continue to be based on targeted financial performance objectives developed by management and approved by the Board of Directors with any adjustments the Committee considers appropriate in setting the target metrics. In reviewing the budget, the Compensation Committee considers, in addition to the detailed budget as presented, expected capital expenditure trends within the Company’s industry and the Company’s market share and market share growth. For 2016, the bonus was based 50% on adjusted direct operating income and 50% on adjusted revenue, the same metrics used for 2015. The direct operating income and revenue targets set by the Compensation Committee may vary from the amounts in the annual budget for the Company approved by the Board of Directors, if the Compensation Committee determines that such adjustments are appropriate to better reflect how such measures are used internally to track the performance of the Company (e.g., non-GAAP measures). No individually assigned objectives (“MBOs”) were considered in determining the amount of any bonus awarded to an NEO. Actual payouts depend on results relative to the established objectives as detailed in the table below with straight-line interpolation between levels.
Adjusted Direct Operating Income Component (50% of Total Bonus)		Revenue Component (50% of Total Bonus)
Percentage of Target Achieved	Payout Percentage	Percentage of Target Achieved	Payout Percentage
Below 80%	0%	Below 85%	0%
80%	25%	85%	25%
90%	50%	90%	50%
100%	100%	100%	100%
120% or greater	200%	110% or greater	200%
The 2016 target for consolidated adjusted direct operating income (50% of the bonus) that would yield a 100% payout of this component of the targeted bonus was $682 million. Actual adjusted direct operating income performance for 2016 was approximately $731.0 million, which was 107% of the target performance, and, accordingly, yielded a 136% payout for this component of the bonus. The target revenue component (50% of the bonus) for 2016 was based on an adjusted revenue target of   $6.7 billion. Actual 2016 performance was approximately $6.86 billion, which was approximately 102% of target and yielded a 124% payout for the revenue component. As a result, the combined financial performance yielded a total bonus payout of 129.9% of target. The dollar amount of the annual cash incentive bonus paid in 2016 to each of our NEOs is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table appearing later in this Proxy Statement.
In alignment with the Company’s strategy to strongly link pay to performance, historical bonus payouts have ranged from 0% to the maximum based on the Company’s performance against the criteria then in effect. In 2012 and 2013, payouts versus target for the financial components of the bonus (which represented 80% of the bonus target prior to the elimination of the MBO portion in 2014) were approximately 92% and 83% of target, respectively. In 2014, the Company achieved outstanding financial results, which resulted in the payment of the maximum bonus amounts. However, in 2015, bonus payouts were only approximately 18% of the target amount. The volatile and challenging industry and market conditions in which we operate contribute to significant variations in annual performance against goals and incentive payout amounts against the target level of payout.
For 2017, the Compensation Committee has determined that annual bonus payouts for NEOs should again be based on the financial metrics described above, namely 50% on adjusted revenues and 50% on adjusted direct operating income.

The Compensation Committee has the authority to adjust bonuses, including additions to the bonuses earned (or to pay bonuses when no bonus has been earned) under the bonus plan. The Committee may consider any of a number of elements such as individual performance, business unit performance, relative performance to competitors, strategic accomplishments, the level of work or sacrifice required in the relevant year, years of service with the Company and other factors. The Company does not have a formal policy for payments above the amounts established under the bonus plan. The Compensation Committee also may adjust the performance criteria if circumstances dictate (e.g., acquisitions, financings or other items that may not have been incorporated in the budget and therefore might require adjustment). No adjustments were made to the bonus payouts to the NEOs in 2016 and no NEO received any additional cash bonus.
   Long-Term Equity Incentives
Annual Grants.   We make long-term equity incentive awards to our executive officers each year. The primary objectives of our equity incentive program are to:
•
Align the interests of our executive officers with the interests of our shareholders through stock awards which have multi-year vesting requirements and which provide a significant incentive for executives to focus on increasing long-term shareholder value;

•
Provide a total compensation package that is competitive based upon our assessment of the market data described earlier in this CD&A; and

•
Provide a financial incentive to retain our executives over a multi-year period.

The long-term incentive compensation for NEOs in recent years has consisted of grants of restricted stock units with both time-based and performance-based vesting. The Company has used restricted stock units to reduce the share dilution associated with awards since restricted stock unit awards use fewer shares than comparably valued stock option awards. Moreover, recent changes in accounting standards require that stock options, as well as restricted stock, be expensed. Prior to these changes, the Company, like most companies, utilized primarily stock options to take advantage of the then-available favorable accounting treatment for stock options. The Company also has used restricted stock units instead of stock options to maintain retention incentive even in challenging periods when our stock price may have been depressed. Under the terms of our restricted stock unit awards, the recipient is not entitled to vote the shares underlying the award, or to receive dividends, if any are declared, until the restricted stock unit vests and shares are issued in settlement of the award.
The Compensation Committee establishes an aggregate value for equity grants for Company-wide distribution focusing on cost to be reflected in the Company’s financial statements, the annual grant level as a percent of shares outstanding and using the dollar value of the aggregate grants as a percentage of the company’s total market capitalization, and factors in the advice of its executive compensation consultant. A value expressed in dollars was allocated to the NEOs based, in part on the review of the updated peer company data provided by Longneck & Associates in 2016 with respect to senior executives in comparable positions and the level of expense and dilution the Compensation Committee deemed appropriate. The value was awarded in the restricted stock unit awards.
One-half of the restricted stock units awarded to the NEOs since 2008 have utilized performance vesting. The remaining restricted stock unit awards vest equally over a four-year period.
The performance criteria used for performance-based vesting awards compares the Company’s total shareholder return (“TSR”) to the shareholder return of the NASDAQ composite over a three-year period (the “TSR measurement”) beginning with the calendar year of grant. The TSR measurement allows for payment from 0% and 200% based on underperforming, meeting or exceeding the NASDAQ composite three-year return as set forth in the following table, with straight-line interpolation between levels.

Number of Percentage Points by which the Company’s TSR Outperforms/Underperforms the NASDAQ Composite Over the Measurement Period	Percentage of Performance Shares Earned
More than 25 pts. below the Composite	0%
25 pts. below the Composite	50%
Equal to the Composite	100%
25 pts. or more above the Composite	200%
The Company’s TSR was 0.11 points below the NASDAQ Composite for the period from 2013 to 2016, resulting in 99.8% vesting in January 2017 of the performance-based awards granted in 2013. The restricted stock units subject to performance vesting that were issued to the NEOs in 2016 will vest in January 2019.
Additional 2016 Grants.   The Company completed the Combination with Pace plc in January 2016. The Combination, among other things, brought the Company a broader product portfolio, including a meaningful entry into the satellite market, diversified its customer base both in terms of the number of customers and the geographic location of the customers, and resulted in a lower effective corporate tax rate. In recognition of the work done by the NEOs in completing the Combination and its impact on the Company, an additional grant of equity awards was made to the NEOs in July 2016. Mr. McClelland was also provided an additional restricted stock unit grant of  $1,562,500 in September 2016 in connection with his appointment as CEO. Consistent with annual grants, one-half of the additional restricted stock units awarded to the NEOs utilized the same performance vesting described above, other than with respect to the grant made to Mr. McClelland in September 2016, which will use the three-year performance period commencing September 1, 2016. The remaining restricted stock unit awarded to the NEOs vest equally over a four-year period.
The specific numbers of restricted stock that were granted to each of our NEOs in 2016 are set forth on the table entitled Grants of Plan-Based Awards in the executive compensation tables found later in this Proxy Statement.
   Risk Considerations
The Compensation Committee reviews whether the Company’s compensation program taken as a whole creates more incentive for officers and employees to take more risks than are appropriate from a sound business judgment perspective and that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee concluded it does not. This analysis applies generally to the compensation program for all employees since all management employees (both executive officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the NEOs. The compensation package provided to employees below this level is not applicable to this analysis as such compensation package does not provide sufficient incentive to take risks that could materially affect the Company.
There is no objective way to measure risk resulting from a corporation’s compensation program; therefore, this analysis is subjective in nature. We believe that the only elements of our compensation program that could incentivize risk-taking by employees, and therefore have a reasonable likelihood of materially adversely affecting the Company, are the annual cash incentive compensation and, for senior officers, including the NEOs, the portion of the long-term equity incentives where the payout is dependent on the achievement of certain performance levels by the Company. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, we believe the Company’s compensation program is appropriately balanced. We believe that the mix of short-term cash awards and long-term equity awards minimizes risks that may be taken, as any risks taken for short-term gains could ultimately jeopardize the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe our compensation program incentivizes unreasonable risk-taking by management. Additional factors that help mitigate inappropriate risk-taking also include the clawback policy and stock ownership guidelines described below. The Compensation Committee’s stock ownership guidelines require officers who participate in the long-term incentive compensation program to hold an amount of Company ordinary shares and other equity-related

Company securities that varies depending upon such officers’ level. The guidelines require the Company’s executive officers to hold ordinary shares and other equity-related securities of the Company having a minimum fair market value ranging from 200% to 600% of base salary. The Compensation Committee believes these stock ownership guidelines further discourage unreasonable risk-taking by Company officers.
   Executive Stock Ownership Guidelines; Prohibition on Hedging and Pledging
The Company’s Share Ownership Guidelines require each senior executive to own shares having a value equal to a multiple of the senior executive’s annual base salary. The multiple is six times base salary for Messrs. Stanzione and McClelland; four times base salary for Mr. Potts; and three times base salary for Messrs. Robinson, Coppock and O’Loughlin. Each officer has five years to meet the guidelines, and generally must retain one-half of the shares, after tax, issuable upon vesting of restricted stock units. The five-year period to meet the guidelines also applies to changes in the required number of shares due to changes in the share price or applicable base salary. The Compensation Committee reviews compliance with the guidelines annually. As of December 31, 2016, all senior executives met the guidelines or were on track to reach compliance within the five-year period.
Under the terms of the Company’s insider trading policy, all officers, including the NEOs, and directors are prohibited from (1) hedging any of the Company’s equity securities (which include the Company’s ordinary shares and options or other securities exercisable for, convertible into, settled in or measured by reference to, any other equity security) or (2) pledging a significant number of the Company’s equity securities. For purposes of the policy, “hedging” includes any instrument or transaction, including put options, swaps and forward-sales contracts, through which the officer or director offsets or reduces exposure to the risk of price fluctuations in the corresponding equity security. With respect to the pledging prohibition, the amount of equity securities that is considered “significant” is the lesser of 1% of the Company’s outstanding shares and 50% of the equity securities held by the applicable officer or director.
   Accounting, Tax and Financial Considerations
The Compensation Committee carefully considers the accounting, tax and financial consequences of the executive compensation and benefit programs implemented by us. These were important considerations in connection with the design of the following compensation programs:
•
Our 2016 Plan was designed to generally allow for tax-deductibility of performance-based stock awards, stock options, and annual cash incentive awards, under Section 162(m) of the Code. The issuance of grants and awards under the SIP are topics discussed in greater detail elsewhere in this CD&A.

•
We have taken steps to ensure that our supplemental retirement plans and executive employment agreements, including change in control provisions, comply with the regulations on non-qualified deferred compensation under Section 409A of the Code.

•
Since 2008, all equity awards have been made in the form of restricted stock units with one-half of the awards granted to senior executives in the form of performance-based restricted share units. Given the continuing trend in favor of using restricted stock and restricted stock units instead of stock options, it is anticipated that future long-term equity awards will continue to be in the form of restricted shares (including performance share units for senior executives) and not stock options. The timing and amount of expense recorded for each of these various forms of equity awards will vary depending on the requirement of stock-based compensation accounting. The use of these various forms of long-term equity compensation awards for each of our NEOs is discussed in greater detail elsewhere in this CD&A.

•
The Company has a long-standing “clawback policy” that enables the Company to recoup compensation paid to certain executives if that compensation was based on (1) financial results or operating metrics satisfied as a result of fraudulent or illegal conduct of the executive, or (2) intentional misconduct that materially contributes to improper or incorrect financial data. The policy is discussed more fully below.

   Clawback Policy
In February 2009, the Board of Directors adopted the Executive Compensation Adjustment and Recovery Policy. This policy is a so-called “clawback policy” that enables the Company to recoup compensation paid to any president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, or any other officer routinely performing corresponding functions with respect to the Company when such compensation was based on financial results or operating metrics that were satisfied as the result of fraudulent or illegal conduct of any of the officers. The Board of Directors is entitled to recover compensation when it concludes that it is attributable to such officers’ conduct and would not have been awarded had such financial results or operating metrics not been satisfied. In addition, if an officer engaged in intentional misconduct that contributed in any material respect to the improper accounting or incorrect financial data, the Board of Directors may seek to recoup any profits realized from the officer’s sale of securities of the Company during or subsequent to the impacted accounting period. A copy of the Policy is available at www.arris.com under the caption Investors.
   Employment Contracts and Termination of Employment and Change in Control Arrangements
The employment agreements with the NEOs generally are one-year agreements and automatically renew until normal retirement at age 65, define initial salary and target bonus percent, general employment benefits and business expense reimbursements. The agreements contain one year non-competition, non-solicitation and non-disclosures of trade secret provisions. Under the agreements, the outstanding equity awards of executives terminating their employment who are 62 years old or older with ten or more years of experience will continue to vest and remain outstanding for their original term (notwithstanding such termination) provided they continue to comply with the non-competition and trade secret protection provisions of the agreements. The agreements also reflect the Rabbi Trust and funding elements described below under Pension Benefits with respect to the Company’s non-qualified defined benefit plan and the SERP of Mr. Stanzione. Pursuant to amendments made to his agreement in 2016, except for “good cause” or “good reason,” Mr. Stanzione’s agreement is terminable on 120 days’ notice. Also, Mr. Stanzione’s agreement contains various terms related to his SERP that are described under Pension Benefits below.
The table below sets forth the approximate value of salary, bonus and accelerated equity payable to each NEO assuming a change in control or termination event had occurred on December 31, 2016. The outstanding equity awards are reflected under the Outstanding Equity Awards at 2016 Fiscal Year-End table.
	Duration(1)	Salary Benefit	Bonus(9)	Benefits	Accelerate Equity(10)	Total
Robert J. Stanzione
Change in Control or Without “Good Cause”	3 years	$2,250,000	$4,149,296(6)	$82,402	$23,255,991	$29,737,689
Bruce McClelland
Death(2)	3 months	187,500	—	—	—	187,500
Disability(3)	6 months	375,000	—	9,694	—	384,694
Without “Good Cause”(4)	2 years	1,500,000	1,500,000(7)	38,777	9,393,208	12,431,985
Change in Control(5)	2 years	1,500,000	838,098	38,777	9,393,208	11,770,083
David B. Potts
Death(2)	3 months	140,000	—	—	—	140,000
Disability(3)	6 months	280,001	—	9,640	—	289,641
Without “Good Cause”(4)	2 years	1,120,003	896,003(8)	38,561	8,025,126	10,079,692
Change in Control(5)	2 years	1,120,003	925,406	38,561	8,025,126	10,109,096
Ronald Coppock
Death(2)	3 months	112,500	—	—	—	112,500
Disability(3)	6 months	225,000	—	13,325	—	238,325
Without “Good Cause”(4)	1 year	450,000	360,000(8)	26,651	6,234,349	7,071,000
Change in Control(5)	1 year	450,000	415,033	26,651	6,234,349	7,126,033

	Duration(1)	Salary Benefit	Bonus(9)	Benefits	Accelerate Equity(10)	Total
Tim O’Loughlin
Death(2)	3 months	112,500	—	—	—	112,500
Disability(3)	6 months	225,000	—	13,051	—	238,051
Without “Good Cause”(4)	1 year	450,000	360,000(8)	26,101	2,352,701	3,188,802
Change in Control(5)	1 year	450,000	300,000	26,101	2,352,701	3,128,802
Lawrence Robinson
Death(2)	3 months	125,003	—	—	—	125,003
Disability(3)	6 months	250,005	—	11,853	—	261,858
Without “Good Cause”(4)	1 year	500,010	400,008(8)	23,706	6,387,500	7,311,224
Change in Control(5)	1 year	500,010	409,049	23,706	6,387,500	7,320,265
(1)
Represents the termination period during which payments are made.

(2)
Three months of salary continuation paid to NEO’s estate.

(3)
Six months of salary and benefits continuation paid.

(4)
Continuation of salary, bonus and benefits for the duration period, plus accelerated equity vesting.

(5)
Most recent salary and average of prior 2 year bonuses times the severance duration period.

(6)
Average of highest three bonuses earned in previous five years.

(7)
Target bonus equal to 100% of annual base salary.

(8)
Target bonus equal to 80% of annual base salary.

(9)
Does not include bonus earned in 2016 but not paid until 2017.

SUMMARY COMPENSATION TABLE
The summary compensation table below presents the “total compensation” earned by our NEOs during the years indicated. This amount is not the actual compensation received by our NEOs. In addition to cash and other forms of compensation actually received, total compensation includes the amount of the annual change in actuarial present value of accumulated pension benefits that will not be paid, or begin to be paid, until retirement, and the calculated dollar amounts set forth in the “Stock Awards” column. The compensation expense included in the “Stock Awards” column likely will vary from the actual amounts ultimately realized by any NEO based on a number of factors, including the number of shares that ultimately vest, the timing of any sale of shares, and the market price of our shares. The actual value realized by our NEOs from share awards during 2016 is presented in the Option Exercises and Stock Vested table below. Details about the equity awards granted to our NEOs during 2016 can be found in the Grants of Plan-Based Awards table below.
Summary Compensation Table
Name and Principal Position	Year	Base Salary ($)(1)	Bonus ($)(2)	Equity-based Incentive Plan Compensation		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
				Stock Awards ($)(3)	Option Awards ($)
Robert J. Stanzione Executive Chairman	2016	933,333	—	6,899,964	—	1,786,125	—	43,369	9,662,791
	2015	1,000,000	—	4,500,130	—	228,125	—	13,547	5,741,802
	2014	968,750	—	4,499,953	—	2,500,000	—	13,547	7,982,050
Bruce McClelland Chief Executive Officer	2016	653,340	—	3,001,039	—	671,157	14,346	26,560	4,366,442
	2015	480,010	—	1,200,132	—	70,082	(12,943)	47,250	1,784,531
	2014	475,008	—	1,200,006	—	768,016	49,786	31,578	2,524,394
David B. Potts Executive Vice President and Chief Financial Officer	2016	545,002	—	1,753,776	—	581,954	61,304	24,609	2,966,644
	2015	530,002	—	1,399,911	—	77,380	(39,244)	29,423	1,997,472
	2014	517,501	—	1,399,961	—	848,026	216,067	27,110	3,008,665
Ron Coppock Executive Vice President, Global Marketing & Customer Operations	2016	437,500	— — —	1,368,456	— — —	467,640	52,827 — — —	20,276	2,346,699
Tim O’Loughlin President, North American Sales	2016	450,000	— — —	1,330,380	— — —	467,640	— — —	30,309	2,278,329
Lawrence Robinson(8) President, Customer Premises Equipment	2016	490,010	—	1,437,540	—	519,610	—	11,423	2,458,584
	2015	480,010	—	1,200,132	—	70,082	—	11,423	1,761,647
	2014	475,008	—	1,200,006	—	786,016	—	10,694	2,453,723
(1)
No base salary increases were made in 2015. Base salary increases in 2016 were made on July 1, 2016 and were not retroactive. In addition, the base salaries of Messrs. Stanzione and McClelland were further adjusted effective September 1, 2016, without retroactive effect, in connection with Mr. McClelland’s appointment as CEO and Mr. Stanzione being appointed as Executive Chairman. Increases in 2015 compared to 2014 reflect full year of base salary in 2015 compared to 2014 when base salary was increased April 1 without retroactive effect.

(2)
The amounts shown in this column would relate to any discretionary bonus for each NEO that was outside of the amount listed under the “Non-Equity Incentive Plan Compensation” column.

(3)
The amounts represent the aggregate grant date fair value of awards, computed based on the number of awards granted and the fair value of the awards on the date of grant. The table reflects an estimated payout of 100% for performance share awards; if the maximum achievement of 200% is attained, additional awards of $2,249,976, $2,250,065 and $3,449,982 will be granted to Mr. Stanzione, $600,003, $600,066 and $1,500,520 to Mr. McClelland, $699,980, $699,956 and $876,888 to Mr. Potts, and

$600,003, $600,066 and $718,770 to Mr. Robinson, with respect to the 2014, 2015 and 2016 grants, respectively, and additional awards of  $684,228 to Mr. Coppock and $449,958 for Mr. O’Loughlin for 2016. The 2014 performance share grant was paid out at 99.8% of the target amount. The values for awards from prior years were restated to reflect fair value on the grant date. Assumptions used in the fair value calculation of these awards are included in Note 19 of Notes to Consolidated Financial Statements in our 2016 Form 10-K.
(4)
For 2016, the amount reflects annual bonus earned for 2016 performance paid at 129.9%. For 2014 and 2015, the amount reflects annual bonus earned for performance paid at 200% and 18%, respectively.

(5)
Changes in pension value reflect the aggregate annual change in the actuarial present value of accumulated pension benefits under the qualified and non-qualified defined benefit pension plans, which were frozen in 1999 and 2013, respectively. The increases for 2014 reflect a decrease in the discount rate assumption used from 4.50% to 3.75%, which resulted in a larger present value of the accumulated pension benefits. 2014 increases were also impacted by the adoption of actuarial studies that reflected longer life expectancies, which resulted in an increase in the total expected benefit payments to the applicable participants. The change in pension value does not include changes under any of the Company’s defined contribution plans because there are no above-market or preferential earnings provided under such plans. The change in pension value also does not include changes in Mr. Stanzione’s supplemental employee retirement plan, which was frozen at age 62. Increases or decreases in value since then have been based upon the investment results of independently managed investment vehicles selected by Mr. Stanzione from a menu of vehicles made available by the Company without any above-market or preferential earnings being provided by the Company.

(6)
Included in all other compensation are matching contributions to the 401(k) savings plan and the non-qualified 401(k) wrap plan, and the incremental cost for supplemental life insurance coverage. The matching contribution to the 401(k) savings plan was $10,600 for each NEO in 2016, and the non-qualified 401(k) wrap plan reflects $29,822, $15,137, $13,186, $9,382 and $19,175 for Messrs. Stanzione, McClelland, Potts, Coppock and O’Loughlin respectively. The value of perquisites and other personal benefits was less than $10,000 in the aggregate for each NEO.

(7)
Prior to September 1, 2016, Mr. Stanzione served as Chairman and CEO and Mr. McClelland served as President, Network and Cloud.

(8)
Mr. Coppock and Mr. O’Loughlin became NEOs in 2016. As a result, prior compensation information is not provided.

Grants of Plan-Based Awards 2016
Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Award(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Stanzione	—	343,750	1,375,000	2,750,000	—	—	—	—	—
	07/07/2016	—	—	—	75,658	151,315	302,630	151,315	6,899,964
Bruce McClelland	—	129,168(6)	516,672(6)	1,033,344(6)	—	—	—	—	—
	07/07/2016	—	—	—	15,763	31,525	63,050	31,525	1,437,540
	01/09/2016	—	—	—	13,925	27,850	55,700	27,850	1,563,499
David B. Potts	—	112,000	448,001	896,003	—	—	—	—	—
	07/07/2016	—	—	—	19,230	38,460	76,920	38,460	1,753,776
Ronald M. Coppock	—	90,000	360,000	720,000	—	—	—	—	—
	07/07/2016	—	—	—	15,005	30,010	60,020	30,010	1,368,456
Tim O’Loughlin	—	90,000	360,000	720,000	—	—	—	—	—
	07/07/2016	—	—	—	9,686	19,735	39,470	38,615	1,330,380
Lawrence Robinson	—	100,002	400,008	800,016	—	—	—	—	—
	07/07/2016	—	—	—	15,763	31,525	63,050	31,525	1,437,540

(1)
Grant date is the date the awards, in the form of restricted stock units (subject to either time-based (shown in the “All Other Stock Awards” column) or performance-based vesting (shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column)) were made. Cash bonus amounts are shown on a separate line and do not have a grant date.

(2)
The non-equity incentive awards reflect the Company’s annual cash bonus plan. The plan calls for the payment of 0% to 200% based upon the achievement of specified adjusted direct operating income and adjusted revenue levels for the Company in 2016. The plan would pay out $0 if actual results did not reach approximately the minimum threshold level of 80% of the targeted adjusted direct operating income level and 85% of the targeted adjusted revenue level for 2016. Overall bonus for the NEOs paid out at 129.9% of target bonuses. Bonus target payout levels are a percent of the 2016 base salary level; for Mr. Stanzione the percent is 125% of base salary, for Mr. McClelland the percent is 80% of base salary for the period from January through August 2016 and 100% of base salary from September 1, 2016 through the remainder of the year. It is 80% of base salary for the other NEOs. The amounts reflected are duplicative of the amounts reflected in the Summary Compensation Table. For additional discussion of 2016 bonus payments, see Compensation Disclosure and Analysis — Annual Cash Incentives.

(3)
The amounts shown under the Equity Incentive Plan Awards are the number of restricted stock units that were granted to each of the NEOs in 2016 that have performance-based vesting. The awards will be based on the three-year total shareholder return, and the final payout of these shares can range from 0% to 200% of the target award. The awards granted on July 7, 2016 will vest on January 31, 2019 and the award granted on September 1, 2016 will vest on September 30, 2019. The amounts reflected are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year End table.

(4)
The amounts shown under All Other Stock Awards reflect the number of restricted stock units granted to the NEOs on the grant date that have time-based vesting. These shares vest annually over four years. The first vesting for the July 7, 2016 grants occurs on July 7, 2017 and the first vesting for the September 1, 2016 grant occurs on September 1, 2017. The table reflects the full amounts of the awards even though the awards vest over four years and are subject to forfeiture prior to vesting except in certain cases. The amounts reflected herein are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Year End table.

(5)
Represents a value of  $22.80 per share and $28.07 per share for the equity awards granted to the NEOs on July 1, 2016 and September 1, 2016, respectively, including the restricted stock units described above in footnote four and the restricted stock units subject to performance vesting described above in footnote three (at 100%). All of these shares vest over three or four years as described above. The amounts reflected are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year End table.

(6)
Cash bonus amounts for Mr. McClelland are blended bonus amounts. As described in footnote two, Mr. McClelland’s target bonus amount was increased for the period September 1, 2016 to December 31, 2016 in connection with his appointment as CEO.

Outstanding Equity Awards at 2016 Fiscal Year-End
The number of outstanding stock awards held by each NEO as of December 31, 2016 is set forth in the table below. There were no outstanding options held by the named executive officers as of December 31, 2016.
	Stock Awards
Name	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares Or Units of Stock Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares Or Units of Stock Not Vested ($)(2)
Robert J. Stanzione	151,315(1)(10)	4,559,121	163,160(4)	4,916,011
	—	—	154,750(6)	4,662,618
	—	—	302,630(1)(11)	9,118,242
Bruce McClelland	5,678(3)	171,078	43,510(4)	1,310,956
	724(5)	21,814	41,270(6)	1,243,465
	16,096(7)	484,972	63,050(1)(11)	1,899,697
	10,877(8)	327,724	55,700(1)(13)	1,678,241
	15,476(9)	466,292	—	—
	31,525(1)(10)	949,848	—	—
	27,850(1)(12)	839,121	—	—
David B. Potts	5,678(3)	171,078	50,760(4)	1,529,399
	1,875(5)	56,494	48,140(6)	1,450,458
	13,775(7)	415,041	76,920(1)(11)	2,317,600
	12,690(8)	382,350	—	—
	18,052(9)	543,907	—	—
	38,460(1)(10)	1,158,800	—	—
Ronald M. Coppock	5,678(3)	171,078	39,880(4)	1,201,584
	9,341(5)	281,444	37,830(6)	1,139,818
	9,970(8)	300,396	60,020(1)(11)	1,808,403
	14,186(9)	427,424	—	—
	30,010(1)(10)	904,201	—	—
Tim O’Loughlin	19,735(1)(10)	594,616	39,470(1)(11)	1,189,231
	14,650(1)(14)	441,405	—	—
	4,230(1)(15)	127,450	—	—
Lawrence Robinson	6,290(7)	189,518	43,510(4)	1,310,956
	10,877(8)	327,724	41,270(6)	1,243,465
	15,476(9)	466,292	63,050(1)(11)	1,899,697
	31,525(1)(10)	949,848	—	—
(1)
These shares are duplicative of the shares reflected in the Plan Based Awards table.

(2)
Reflect the value as calculated based on the closing price of the Company’s ordinary shares on December 31, 2016 of $30.13 per share.

(3)
Restricted stock units subject to time-based vesting that were granted on March 29, 2013 and vest annually over four years with the first vesting occurring on March 29, 2014.

(4)
Restricted stock units with vesting subject to performance measures that were granted on March 27, 2014. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year TSR. These shares will vest on January 31, 2017. Included in the table above is 200% of the target award.

(5)
Restricted stock units subject to time-based vesting that were granted on July 12, 2013 and vest annually over four years with the first vesting occurring on July 12, 2014. These shares represent the additional annual grants made after the Motorola Home acquisition and a one-time special award made in connection with the freezing of the non-qualified pension plan and the completion of the Motorola Home acquisition.

(6)
Restricted stock units with vesting subject to performance measures that were granted on March 30, 2015. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year TSR. These shares will vest on January 31, 2018. Included in the table above is 200% of the target award.

(7)
Restricted stock units subject to time-based vesting that were granted on July 12, 2013 and vest annually over four years with the first vesting occurring on July 12, 2014.

(8)
Restricted stock units subject to time-based vesting that were granted on March 27, 2014 and vest annually over four years with the first vesting occurring on March 27, 2015.

(9)
Restricted stock units subject to time-based vesting that were granted on March 30, 2015 and vest annually over four years with the first vesting occurring on March 30, 2016.

(10)
Restricted stock units subject to time-based vesting that were granted on July 7, 2016 and vest annually over four years with the first vesting occurring on July 7, 2017.

(11)
Restricted stock units subject to performance measures that were granted on July 7, 2016. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year TSR. These shares will vest on January 31, 2019. Included in the table above is 200% of the target award.

(12)
Restricted stock units subject to time-based vesting that were granted on September 1, 2016 and vest annually over four years with the first vesting occurring on September 1, 2017.

(13)
Restricted stock units subject to performance measures that were granted on September 1, 2016. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year TSR. These shares will vest on September 30, 2019. Included in the table above is 200% of the target award.

(14)
Restricted stock units subject to time-based vesting that were granted on July 7, 2016 and vest in full on January 4, 2018.

Option Exercises and Stock Vested 2016
All equity awards held by the NEOs that were scheduled to vest in 2016 were accelerated in December 2015 in connection with the Pace plc Combination.
   Executive Benefits and Perquisites
Our NEOs are eligible to participate in the same employee benefit plans in which all other eligible U.S. salaried employees participate. These plans include medical, dental, life insurance, disability and a qualified retirement savings plan.
No significant perquisites are provided to the named executive officers.

Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)	Present Value Of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert J. Stanzione	Qualified Pension Plan	—	—	—
	Non Qualified Plan	43	14,244,755	—
Bruce McClelland	Qualified Pension Plan	—	—	—
	Non Qualified Plan	6	173,768	—
David B. Potts	Qualified Pension Plan	—	—	—
	Non Qualified Plan	18	978,665	—
Ron Coppock	Qualified Pension Plan	5	76,350	—
	Non Qualified Plan	18	852,297	—
Tim O’Loughlin	Qualified Pension Plan	—	—	—
	Non Qualified Plan	—	—	—
Lawrence Robinson	Qualified Pension Plan	—	—	—
	Non Qualified Plan	—	—	—
The Company previously maintained qualified and non-qualified defined benefit pension plans. The qualified plan for the NEOs was frozen on December 31, 1999, and the non-qualified defined benefit plan was frozen on June 30, 2013. No further accrual of benefit under the plans has occurred since the plans were frozen. Neither Mr. McClelland, Mr. Potts, Mr. O’Loughlin nor Mr. Robinson participated in the qualified plan. The non-qualified plan is a mirror image of the qualified plan, but covers only earnings levels and payment levels that are or would be excluded under the qualified plan under applicable Internal Revenue Service regulations. Benefits under the plans are calculated based on the NEO’s base salary and annual bonus amounts. The benefit formula is the number of years of continuous service (up to a maximum of 30 years) times the sum of   (1) 0.65% of the individual’s “final annual compensation” up to the NEO’s social security covered compensation level, plus (2) 1.3% of the “final average salary” in excess of the NEO’s social security covered compensation level. The Social Security covered compensation level is the 35-year average of the taxable wage bases (for Social Security purposes) in effect prior to the participant’s Social Security normal retirement date. Final average salary is the average of the five highest consecutive years of compensation in the ten years preceding retirement. In calculating benefits under the non-qualified plan, it is assumed that the qualified plan remains in effect; that is, the amount of compensation that would have been covered under the qualified plan had it remained in effect is excluded from the non-qualified plan. The benefit is paid monthly on a single life annuity basis or, subject to discount, on a 50% joint and survivor annuity basis. Normal retirement under the plans is age 65, and benefits are discounted for early retirement, which is available at age 55. Messrs. Stanzione and Potts are 69 and 59 years of age, respectively, and thus could elect to retire and receive benefits immediately. The discount is calculated to be the actuarial equivalent of an age 65 retirement using an 8% discount factor. An actuarial adjustment under the plan also is made for deferred retirement. There is no lump-sum payment option available, except for Mr. Stanzione (see below). Effective June 30, 2013, the Company froze benefit accruals under the non-qualified defined benefit plan as well as the addition of any new participants. Participants’ benefits will continue to be distributed in accordance with the provisions of the plan.
The Company has established a Rabbi Trust to hold funds set aside to meet the obligations under the non-qualified defined benefit plans. The Company intends to fully fund the Rabbi Trust such that the amount of the actuarial accrued liability under the non-qualified defined benefit plan as set forth in the Company’s financial statements will be set aside in a Rabbi Trust as the actuarial liability has been established. Amounts contributed to the Rabbi Trust remain the funds of the Company but can be used only to discharge obligations under the non-qualified plan, provided however, the funds in the trust remain subject to the claims of creditors in the event of a bankruptcy.
The Company maintains on Mr. Stanzione’s behalf a supplemental employee retirement plan (SERP), which is included in the information provided in the Pension Benefits table set forth above. Under the SERP, Mr. Stanzione’s non-qualified deferred benefit pension plan has various differences from the features described above, in particular a lump-sum payment on termination. In addition, under the SERP, final average compensation is Mr. Stanzione’s actual annual salary at the time of his retirement plus the average of the three highest bonuses received in the five years preceding retirement. Years of continuous service are

Mr. Stanzione’s actual service multiplied by three and are not limited to 30 years. The benefit calculation is otherwise the same as described above, although Mr. Stanzione’s benefit may not exceed 50% of his final average compensation. In the event of Mr. Stanzione’s termination of employment by the Company without cause, termination by him as a result of a material uncured breach of his employment agreement by the Company, or termination by him following a change of control and the diminution of his position, then Mr. Stanzione’s pension benefit cannot be lower than $33,333 per month. The Company has established a separate Rabbi Trust to hold funds equal to the Company’s obligations under the non-qualified defined benefit plan and SERP to Mr. Stanzione. Pursuant to Mr. Stanzione’s employment agreement, the Company fully funded those obligations by the date of Mr. Stanzione’s 62nd birthday. Mr. Stanzione’s defined benefit value at age 62 was frozen. Thereafter such funds are credited only with the benefit or losses of independently managed investment vehicles elected by Mr. Stanzione from a menu of vehicles made available by the Company.
The Company maintains a 401(k) defined contribution plan to which employees may contribute a portion of their salary and bonus compensation. The Company matches 100% of the first 3% of employee contributions of pay and matches 50% of the next 2% of employee contributions of pay, subject to the Internal Revenue Service maximum contribution (which was $18,000 during 2016). The NEOs participate in this plan and received the Company match, which could not exceed $10,600 for 2016.
In addition, in 2008, the Company established a non-qualified defined contribution retirement plan (the “401(k) Wrap”) that mirrors the 401(k) plan. The plan allows certain senior executives, including the NEOs, to contribute amounts in excess of the amounts allowed under applicable tax laws under the 401(k) plan. Tax law disallows contributions on income above $265,000 or contributions of more than $18,000. The Company will match employee contributions under the 401(k) Wrap in a manner analogous to the 401(k). Provided the employee contributes the maximum amount allowed under the 401(k), the Company will contribute to the 401(k) and 401(k) Wrap in the aggregate 100% on the first 3% of pay and 50% of the next 2% of pay, less the amount of employer matches made to the 401(k). The amounts of employee and employer contributions to the 401(k) Wrap are held in a Rabbi Trust. Funds held under the 401(k) and the 401(k) Wrap are invested in authorized and independently managed mutual funds and other vehicles that the employee elects from a menu of vehicles offered under the plans. The employee account receives the benefit or loss of the increases or decreases based only on such funds performance. The Company does not enhance or guarantee performance.
The Company previously maintained a non-qualified deferred compensation plan that enabled certain executives, including some of the NEOs, to defer amounts above the IRS maximum. This plan, and employee contributions and Company matches under it, were frozen in September 2004. No employee contributions or Company matching contributions have been made since that time under such plan. The accounts under this plan remain in existence, but the Company has never enhanced the earnings of the accounts, which earnings are determined by the actual earnings of investment vehicles selected by the employee.
The table below reflects the change in value of the NEO’s account under the Company’s Non-Qualified Deferred Compensation arrangements (both current and frozen) during calendar year 2016. The amounts shown reflect dividends and interest and appreciation (or depreciation) in investments whether or not realized. The change in value reflects the performance of any of several mutual funds which may be selected by the executive.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Robert J. Stanzione
Frozen Plan	—	—	—	—
Active Plan	28,000	—	63,907	—	1,115,038
Bruce McClelland
Frozen Plan	—	—	11,265	—	113,115
Active Plan	18,602	35,827	57,862	—	444,220
David B. Potts
Frozen Plan	—	—	—	—
Active Plan	10,900	18,000	11,911	—	206,853
Ron Coppock
Frozen Plan	—	—	9,523	—	112,337
Active Plan	14,987	31,555	34,093		404,822
Tim O’Loughlin
Frozen Plan	—	—	—	—	—
Active Plan	18,600	—	1,098	—	19,698
Lawrence Robinson
Frozen Plan	—	—	—	—	—
Active Plan	—	—	—	—	—
(1)
Excludes deferral of bonuses paid in 2016 with respect to the 2015 calendar year.

(2)
Represents the Company match made in 2016 for 2015 employee contributions.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this Proxy Statement.
Debora J. Wilson, Chairperson
Alex B. Best
Andrew T. Heller
Jeong Kim
Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

PROPOSAL 6
A NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS
As required under Section 14A of the Exchange Act, the Board is submitting a “Say on Pay” Proposal for shareholder consideration. The Proposal enables our shareholders to cast an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables in this Proxy Statement. Shareholders previously voted to recommend a Proposal that the frequency of these advisory votes be annual, and the Board has implemented that recommendation.
As discussed above under the Compensation Discussion and Analysis section, the compensation paid to our named executive officers reflects the following principles of our compensation program:
•
Competitive pay.   Competitive compensation programs are required to attract and retain a high-performing executive team, particularly for a technology-focused company.

•
Pay for performance.   Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e. the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•
Alignment with shareholders.   Our executives’ interests must be aligned with the interests of our shareholders. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term shareholder value.

The say-on-pay vote is an advisory vote only, and therefore, not binding on the Company or the Board of Directors. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future compensation decisions for our named executive officers.
The Board recommends that shareholders vote FOR the approval of the overall compensation of our named executive officers, as described in the Compensation Discussion and Analysis section in this Proxy Statement. If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Proposal 6.

PROPOSAL 7
A NON-BINDING ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION
The Board is submitting a Proposal for shareholder consideration as required by applicable SEC regulations that allows our shareholders to cast an advisory vote to indicate how often the advisory vote on executive compensation should occur. Under the applicable regulations, the advisory vote on executive compensation may occur once every one, two or three years. The Board recommends that future advisory votes on executive compensation should continue to be held every year.
The Board recommends that shareholders vote FOR the option of  “Every Year” as the frequency of future advisory votes on the compensation of our named executive officers. If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR the option of  “Every Year.”
PROPOSAL 8
A BINDING VOTE TO APPROVE THE DIRECTORS’ REMUNERATION POLICY
The Board is submitting a Proposal for shareholder consideration on the Directors’ Remuneration Policy that allows our shareholders to cast a binding vote on directors’ remuneration. A vote is required on the Directors’ Remuneration Policy at least every three years.
The Directors’ Remuneration Policy which is included in Annex A to this Proxy Statement, sets out the Company’s compensation policy on Employee and Non-Employee Directors for which, in accordance with U.K. law requirements (which apply by virtue of the Company being incorporated in England), the Company is required to seek approval from shareholders at its 2017 Annual Meeting
The Board recommends that shareholders vote FOR the approval of the Directors’ Remuneration Policy as set out in Annex A. If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Proposal 8.
PROPOSAL 9
A NON-BINDING ADVISORY VOTE TO APPROVE THE ANNUAL REPORT ON DIRECTORS’ REMUNERATION REPORT (OTHER THAN THE PART CONTAINING THE DIRECTORS’ REMUNERATION POLICY) FOR THE YEAR ENDED DECEMBER 31, 2016
The Directors’ Remuneration Report which is included in Annex A to this Proxy Statement, sets out the compensation paid to directors in the year ended December 31, 2016. Again, the format of the Directors’ Remuneration Report is specified in accordance with U.K. law requirements, and the Company is required to seek an advisory vote from shareholders at its 2017 Annual Meeting.
The vote to approve the Directors’ Remuneration Report (other than the part containing the Directors’ Remuneration Policy) is an advisory vote only, and therefore, not binding on the Company or the Board of Directors. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future compensation decisions for both employee and non-employee directors.
The Board recommends that shareholders vote FOR the approval of the Directors’ Remuneration Report as set out in Annex A. If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Proposal 9.
PROPOSAL 10
AN ORDINARY RESOLUTION TO APPROVE THE FIRST AMENDMENT TO THE ARRIS INTERNATIONAL PLC AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
Recommendation.   The Board has approved an amendment to the ARRIS International plc Amended and Restated Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares reserved for issuance under the ESPP from 6,800,000 shares to 10,800,000 shares, an increase of 4,000,000 shares. A copy of the proposed First Amendment to the ESPP is attached to this Proxy Statement as Annex B.

Purpose.   The purpose of the ESPP is to align more closely the interest of Company employees with those of the Company and its shareholders by providing employees of the Company and specified subsidiaries the opportunity to purchase ordinary shares at favorable prices and terms.
The Plan includes two components: a component that is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “423 Component”), and a component that is not intended to qualify under Section 423 of the Code (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. In addition, this Plan authorizes the grant of options under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
The proposed amendment to the ESPP would increase the number of shares reserved for issuance under the ESPP from 6,800,000 to 10,800,000, subject to adjustments to reflect certain circumstances.
Administration and Amendment.   The ESPP is administered by the Compensation Committee of the Board of Directors or such other Committee of the Board consisting solely of two or more independent directors as the Board may designate, or by the Board itself   (for purposes of this Proposal, the “Compensation Committee”). The Compensation Committee may, from time to time, suspend, terminate, revise or amend the ESPP except that, without the approval of shareholders, no such revision or amendment may increase the number of shares subject to the ESPP, reduce the exercise price provided in the ESPP, or cause the ESPP not to be in conformance with the requirements of Section 423 of the Code with respect to the 423 Component.
Participation.   All employees of the Company or any present or future subsidiary of the Company (provided the Company authorizes such subsidiary to participate) whose customary employment is twenty hours or more per week generally are eligible to purchase shares through regular payroll deductions. However, no employee who owns (directly or indirectly), and/or holds options to purchase 5% or more of the total combined voting power or value of all classes of the securities of the Company or any subsidiary (whether or not the subsidiary participates in the ESPP, and, unless the Compensation Committee provides otherwise, no executive officer who is a highly compensated employee of the Company or any subsidiary within the meaning of Section 414(q) of the Code may participate in the ESPP. In addition, an employee who has received a hardship withdrawal from the Company’s 401(k) plan, or the 401(k) plan of any designated subsidiary, shall be subject to restrictions on participation in the ESPP on account of such hardship withdrawal to the fullest extent required by the Code.
Number of Shares.   As of March 1, 2017, 6,800,000 shares were authorized for issuance under the ESPP, 378,547 options granted under the plan were outstanding, and only 1,460,532 shares remained available for purchase by participants. As amended, the ESPP would provide for the issuance of 10,800,000 of the Company’s authorized but unissued ordinary shares. Of this amount 4,000,000 shares are subject to shareholder approval of this Proposal. The ESPP share reserves are subject to adjustments to reflect certain transactions.
Time and Manner of Exercise.   The Company will grant eligible employees options to purchase shares through a payroll deduction program. If payroll deductions for purposes of the ESPP are prohibited or otherwise problematic under applicable law (as determined by the Compensation Committee in its discretion), the Compensation Committee may permit the participants to contribute to the ESPP by such other means as determined by the Compensation Committee.
Options are granted twice each year on a date specified by the Compensation Committee, the grant date. The term of the option is a six-month period beginning on the date of the grant. Eligible employees are able to designate an amount to be withheld from their regular base salary within the minimum and maximum limits as specified under the ESPP. No one is permitted, in any year, to receive an option that would be exercisable for the first time during any year in a way that would permit the employee to purchase shares having a total fair market value on the grant date of greater than $25,000. The maximum number of shares subject to each option is the number of whole shares (rounded down to the nearest whole share) which the projected payroll deductions, authorized by the participant for the option period, would purchase at an exercise price per share equal to 85% of the fair market value of a share on the grant date of the option.

Purchase Price.   An option is exercised automatically on the last day of the six-month option period, the exercise date, at which time the Company deducts, from the participant’s account, an amount which is sufficient to purchase, at the option price, up to the number of shares subject to the participant’s option. The balance of the participant’s account is refunded (without interest) to the participant promptly after the exercise date. The option price per share is equal to 85% of the fair market value of shares on the grant date or the exercise date, whichever is less. The fair market value of a share is the per share price of the last sale of such shares on the relevant date as reported by NASDAQ.
In the event that the option price of unissued shares is less than the nominal value of a share, the Committee shall capitalize from the reserves of the Company a sum equal to the amount by which the nominal value of the shares exceeds the option price per share or may use such mechanism involving a third party as the Compensation Committee considers necessary.
Withdrawal and Termination of Employment.   Participation in the ESPP is terminated when the participant voluntarily withdraws from the ESPP, resigns or is discharged, or retires or dies. Upon termination of participation, the participant’s options are forfeited and expire, and all funds in the participant’s account are refunded to the participant without interest.
United States Federal Income Tax Consequences.   The following is a brief summary of certain of the United States federal income tax consequences relating to the ESPP based on U.S. federal income tax laws currently in effect. This summary does not discuss tax consequences in any country other than the United States.
423 Component of the ESPP.   The 423 Component of the ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. All payroll deductions elected by a participant under the 423 Component of the ESPP are made on an after-tax basis. So long as the 423 Component of the ESPP qualifies under Section 423 of the Code, no taxable income will be recognized by a participant granted options under the 423 Component of the ESPP, and no deductions will be allowable to the Company, upon either the grant or the exercise of the options. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 423 Component of the ESPP or in the event the participant should die while still owning the purchased shares.
If the participant sells or otherwise disposes of the purchased shares within two years after the grant date, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the exercise date exceeded the exercise price of those shares. Any additional gain or loss upon the disposition will be taxed as a short-or-long-term capital gain or loss, depending on if the participant held the stock for more than one year (long-term if held for more than one year and short-term if otherwise). If the participant sells or otherwise disposes of the purchased shares more than two years after the grant date, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of  (1) the amount by which the fair market value of the shares on the sale or disposition date exceeds the exercise price paid for those shares or (2) 15% of the fair market value of the shares on the grant date. Any additional gain or loss upon the disposition will be taxed as a long-term capital gain or loss.
If the participant still owns shares acquired under the ESPP at the time of death, the lesser of  (i) the amount by which the fair market value of the shares on the date of death exceeds the exercise price paid for those shares or (ii) 15% of the fair market value of the shares on the grant date will constitute ordinary income in the year of death.
If the purchased shares are sold or otherwise disposed of within two years after the participant’s grant date, the Company will be entitled to a tax deduction in the year of such sale or disposition equal to the amount of ordinary income recognized by the participant as a result of such sale or disposition. In all other cases, no Company deduction will be allowed. No withholding is required by the Company on the grant or exercise of option or the sale or other disposition of any purchased shares.
Non-423 Component of the ESPP.   The Non-423 Component of the ESPP is not intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. All payroll deductions or other payments of the exercise price of options under the Non-423 Component of the ESPP are made on an after-tax basis. No taxable income will be recognized by a participant granted options under the Non-423 Component of the ESPP, and no deductions will be allowable by the Company, upon the grant of the options. Taxable income will be recognized upon the exercise of the options.
Upon exercise of the options, the participant will recognize ordinary income in the year of the exercise equal to the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price paid for the shares. The participant’s tax basis in the purchased shares will equal the sum of the exercise price paid for the shares plus any ordinary income the participant recognized on exercise of the options. If the participant later sells or otherwise disposes of the purchased shares, the participant will recognize capital gain (or loss) in the year of sale or disposition equal to the amount by which the proceeds to be received upon the sale or disposition exceeds (or is less than) the participant’s tax basis in the shares. That gain or loss will be taxed as a short-or-long-term capital gain or loss, depending on if the participant held the stock for more than one year (long-term if held for more than one year and short-term if otherwise).
The Company will be entitled to a tax deduction in the year the options are exercised equal to the amount of ordinary income recognized by the participant. The Company will be required to withhold applicable income and employment taxes on the ordinary income the participant recognizes upon exercise of the options. No Company deduction is allowed when the participant sells or otherwise disposes of the purchased shares.
New Plan Benefits.   No new plan benefits table for the ESPP, as amended, is included in this proxy statement. Participation in the ESPP is voluntary and dependent on each employee’s election to participate and his or determination as to the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable.
The last reported sales price of our ordinary shares on March 28, 2017 was $26.70 per share.
The Board recommends that shareholders vote FOR the approval of the First Amendment of the ESPP. If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Proposal 10.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s ordinary shares and other equity securities. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company or filed with the SEC and written representations that no other reports were required, for the fiscal year ended December 31, 2016 all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Company has adopted a written related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the shareholders.
Under the policy a “related party transaction” is one in which the Company is a participant and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $120,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:
•
any director or executive officer;

•
any nominee for election as a director;

•
any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; or

•
any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

For purposes of the policy, a material interest in a transaction shall not be deemed to exist when a covered person’s interest in the transaction results from (1) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a 10% economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (2) the covered person’s pro rata participation in a benefit received by him solely as a security holder.
A transaction is deemed to involve the Company if it involves a vendor or partner of the Company or any of its subsidiaries and relates to the business relationship between the Company and any of its subsidiaries and that vendor or partner.
There have been no related party transactions since the beginning of the 2016 fiscal year nor are there any such transactions proposed.
SHAREHOLDER PROPOSALS
Proposals of shareholders intended to be presented at the 2018 Annual General Meeting of Shareholders must be received by the Company at its principal executive offices by November 30, 2017, in order to be considered for inclusion in the Company’s Proxy Statement and proxy relating to the 2018 Annual General Meeting of Shareholders. Additionally, the proxy solicited by the Board of Directors for the 2018 Annual General Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting that is not included in the Company’s Proxy Statement and proxy relating to the 2018 Annual General Meeting of Shareholders unless the Company is provided written notice of such proposal no later than February 19, 2018 or, if later, the date when the Proxy Statement for the 2018 Annual General Meeting of Shareholders is mailed to shareholders or otherwise made available.
SHAREHOLDER AUDIT CONCERNS
Under section 527 of the Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish on a website a statement setting out any matter relating to: (1) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the Annual Meeting; or (2) any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with section 437 of the Companies Act. The Company may not require the shareholders requesting any such website publication to pay its expenses in complying with sections 527 of the Companies Act. Where the Company is required to place a statement on a website under section 527 of the Companies Act, it must forward the statement to the Company’s auditor not later than the time when it makes the statement available on the website. The business that may be dealt with at the Annual Meeting includes any statement that the Company has been required to publish on a website under section 527 of the Companies Act.

CONCLUSION
The Board of Directors knows of no other matters to be presented for shareholder action at the 2017 Annual General Meeting of Shareholders. However, if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.
March 30, 2017
BY ORDER OF THE BOARD OF DIRECTORS

Patrick Macken, Senior Vice President, General Counsel and Secretary

ANNEX A
DIRECTORS’ POLICY AND ANNUAL DIRECTORS’ REMUNERATION REPORT FOR
THE YEAR ENDED DECEMBER 31, 2016
ARRIS International plc (“ARRIS,” “we,” “our” or the “Company”) is subject to disclosure regimes in the United States and United Kingdom. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you will find our United Kingdom Statutory Directors’ Remuneration Policy (the “Remuneration Policy”) and Directors’ Remuneration Report (the “Remuneration Report”) within this Annex A.
Annex A should be read in conjunction with Compensation Discussion & Analysis included elsewhere in the Proxy Statement. Pursuant to English law, the Remuneration Report forms part of ARRIS’s statutory annual report for the year ended 31 December 2016 and has been prepared in accordance with Schedule 8 of The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008, as amended in October 2013 (the “Regulations”). The Remuneration Policy is subject to a binding shareholder vote during the Annual Meeting and will take effect upon approval.
The Remuneration Report provides details on remuneration, and other information, required by the Regulations. The Remuneration Report is subject to an advisory shareholder vote at the Annual Meeting. The Companies Act 2006 required the auditors to report to the shareholders on certain parts of the Remuneration Report and to state whether, in their opinion, those parts of the Remuneration Report have been properly prepared in accordance with the Regulations.
Annual Statement by the Chair of the Compensation Committee
Dear Shareholder,
On behalf of the Compensation Committee I am pleased to present the Remuneration Report for the year ended 31 December 2016.
This report sets out the Directors’ Remuneration Policy for executive and non-executive Directors (on pages 76 to 90) for which, in accordance with United Kingdom law requirements (which apply by virtue of the Company being incorporated in the United Kingdom), the Company is required to seek approval from shareholders at its 2017 annual general meeting of shareholders, to be held on 10 May 2017.
In accordance with United Kingdom law, the Company is required to seek approval for its Remuneration Policy at least every three years. This means that the Remuneration Policy set out below needs to cover all the possible scenarios which the Company may face in the future. In particular, therefore, the Remuneration Policy needs to explain what the Company’s approach to compensation would be in the event that new directors were to be appointed, even though this may not occur during the life of the Remuneration Policy and, in addition, the Remuneration Policy may address elements of compensation which are not currently paid by the Company to our current Executive Chairman and our CEO.
After the Remuneration Policy section, pages 91 to 100 set out the Company’s Annual Report on Remuneration, disclosing the compensation paid to directors in the year which ended 31 December 2016. Again, the format of this Annual Report on Remuneration is specified in accordance with United Kingdom law. This Annual Report on Remuneration will be subject to a separate advisory vote at the Company’s 2017 annual general meeting of shareholders.
As outlined in the Directors Remuneration Policy that follows, the philosophy of the Compensation Committee in determining the compensation for our executive directors is guided by three key objectives: competitive pay, pay for performance, and alignment of interests with that of the Company’s shareholders. In 2016, approximately 85% of the targeted compensation for Bob Stanzione, who served as Chairman and CEO until 1 September 2016, was performance based, share-linked or both. 2016 was a successful year for the Company with highlights including the completion of the acquisition of Pace plc, 42% growth in revenues compared to 2015, the generation of over $360 million of cash from operating activities and the execution of warrant agreements with two significant customers by which the customers may acquire shares in ARRIS once they achieve predetermined revenue targets by segment. Mr. Stanzione’s leadership played a significant role in these results and we believe the compensation paid to him in 2016, or that is based on the 2016 results, is reflective of the Company’s performance.
In September 2016, Bruce McClelland was appointed as CEO and Mr. Stanzione moved to the role of Executive Chairman. The compensation packages for both Messrs. McClelland and Stanzione were adjusted at that time for the remainder of 2016, reflective of their changing responsibilities. The Compensation Committee, in recommending the full Board approve the changes, reviewed market data and believed that the proposed compensation packages for both executive-directors reflected a proper balance of the key elements of the compensation philosophy described above.
As the Company continues into 2017, the Compensation Committee will continue to seek to implement a compensation program for the Company that remains competitive within the Company’s peer group to attract and retain top talent while rewarding Company results.
Debora J. Wilson
Chair of the Compensation Committee
28 March 2017

ARRIS International, plc. — Directors Remuneration Policy (unaudited)
Overview
The following unaudited report sets out the Directors’ Remuneration Policy for the Directors of ARRIS International, plc, which, if approved by the shareholders at the Annual General Meeting on May 10, 2017, will take effect from the date of that meeting. The policy will then remain in effect until our Annual General Meeting in 2020, unless earlier revised by a vote of our shareholders.
The policy is divided into separate sections for executive and non-executive directors. Authority over compensation of the Company’s executive and non-executive directors is within the province of the Compensation Committee. The Compensation Committee reviews and approves directors’ compensation programs and specific compensation arrangements for the executive and non-executive directors. The Compensation Committee reports to the Board, and all compensation decisions with respect to each of the executive directors are reviewed and approved by the whole Board, without participation by the respective executive director. Additionally, the whole Board reviews and approves decisions related to non-executive director compensation
Programmes and Objectives and Reward Philosophy
Our Compensation Committee is guided by the key objectives and reward philosophies in the design and implementation of our executive compensation program described below. We do not use specific bench marks from our industry peer group for the compensation components, although such information is reviewed, but rather set the compensation based on, among other things, the responsibilities of the director, his or her skill set and experience, how difficult it would be to replace and the relative importance of that particular skill set to the accomplishment of our business objectives, the director’s ability to assume additional responsibility and his or her service time with the Company.
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Competitive pay.   Competitive compensation programs are required to attract and retain a high-performing executive team, particularly for a technology focused company.

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Pay for performance.   Our compensation program must motivate our executive directors to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realised by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

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Alignment with shareholders.   Our executives’ interests must be aligned with the interests of our shareholders. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term shareholder value.

The principal elements of our compensation program for executive directors are:
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base salary;

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annual, performance-based cash incentives (“Bonus”);

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annual grant of long-term equity incentives;

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participation in a broad-based employee share purchase plan;

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matching contributions to our 401(k) savings plan and non-qualified 401(k) Wrap plan;

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benefits, including health and life insurance; and

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change in control severance pay and other severance pay arrangements and practices.

Executive Directors Remuneration Policy Table
Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics	Recovery of Sums (Clawback)
Base Salary	The base salary component of our compensation program is designed to provide each executive director with a fixed level of cash compensation which is competitive with similar positions in our peer group.	The base salary for each executive director is initially determined by considering benchmarking studies of our peer group as well as the skills, experience and performance of each individual. The Compensation Committee reviews, at least annually, the base salaries of each executive director to determine whether adjustments need to be made for market alignment or other purposes. All decisions to adjust base salaries for our executive directors are subject to the approval of the full Board.
Although the employment agreements with both our Chief Executive Officer and our Executive Chairman set forth a minimum base salary, we do not believe it is appropriate to impose a maximum level of base salary.
Subject to the approval of the full Board, the Compensation Committee reserves the discretion to make adjustments to base salary when the nature or scope of the executive director’s role or responsibilities changes. Any such change will take account of companies in our peer group and typically would not exceed the maximum base salary provided for an executive director with similar responsibilities at such company in our peer group.
				There are no performance metrics associated with base salaries, however, when establishing or adjusting base salaries, the Compensation Committee considers both benchmarking studies of our peer group as well as the skills, experience and performance of each individual.	Not applicable
Benefits	We offer benefits which are designed to attract and retain high caliber talent and are tailored to the requirements and usual practices of the individual’s home jurisdiction. Both of the current executive directors are based in the US.	Benefits include but are not limited to health insurance; life and disability insurance; sick, personal and parental leave, and paid time off. In addition we provide tax preparation services with respect to any U.K. income taxes that may be owed as a result of our U.K. incorporation and may consider tax equalization payments related to any increased U.K. taxation compared to what would otherwise be owed by the executive director in the U.S., although no such tax equalization payments have been made to date.(1)	The value of benefits provided is based on the cost to the Company, which can vary from year to year, and therefore a maximum level cannot be pre-determined. However, we believe the benefits are in line with the practice of companies in our peer group and are market competitive.	None	Not applicable

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics	Recovery of Sums (Clawback)
Annual Cash Incentive Bonus	The objective of the annual cash incentive bonus is to directly align a significant portion of the executive directors’ cash compensation with the near term (generally annual) performance of the Company.
Bonus metrics and target payouts for executive directors are set by the Compensation Committee on an annual basis subject to approval by the full Board. The target payouts are defined as a percentage of base salary, the specific levels of which are determined by considering benchmarking studies of our peer group and the relative importance of the position to the company.
Under the terms of their respective employment agreements, the target payouts for our Executive Chairman and Chief Executive Officer are 100% of base salary.
In alignment with the Company’s strategy to strongly link annual cash compensation to the performance of the Company, the actual bonus payout may range from 0% to a maximum of 200% of each executive director’s target bonus. The specific payout each year is based on the Company’s performance against the criteria then in effect. Subject to the approval of the full Board, the Compensation Committee has the discretionary authority to adjust bonus payouts, including reducing amounts paid even if the objectives are met, or increasing the amounts paid, if warranted, based on extra-ordinary circumstances.
Depending on the needs of the business, the Compensation Committee considers various measures for the annual cash incentive bonus including customer, financial and market share metrics, the achievement of critical initiatives and others for the annual cash incentive bonus. Since 2014, the annual cash incentive bonus performance metrics for executive directors have been based solely on the achievement of the Company’s key financial goals, which are revenue and adjusted direct operating income versus budget.
Where performance measures or targets relate to commercially sensitive information, the measures and targets will, if appropriate, be disclosed retrospectively.
The company does not have a formal policy for payments above the amounts established under the bonus plan. Subject to the approval of the full Board, the Compensation Committee also may adjust the performance criteria if circumstances dictate (e.g., acquisitions, financings or other items that may not have been incorporated in the budget and therefore might require adjustment).
Subject to the ARRIS Executive Compensation Adjustment and Recovery Policy which is detailed below.
Long Term Equity Incentive Plan (“LTIP”)	The objective of the LTIP is to align the interests of our executive directors with the interests of our shareholders through stock awards which have multi-year vesting requirements and which provide a significant incentive for the executive	Equity awards are granted to executive directors, typically annually, at the discretion of the Compensation Committee and are subject to the approval of the full Board. Under the terms of our LTIP, the Compensation	Under the terms of our shareholder approved equity plans, no person, including executive directors, may be granted, in any period of two consecutive calendar years, awards under the plan covering more than 1,600,000 shares. In addition, no person	In recent years, one half of the restricted stock unit awards granted to the executive directors have been subject to time-based vesting over a four year period. One-half of the restricted stock units awarded since 2008 have utilised	Subject to the ARRIS Executive Compensation Adjustment and Recovery Policy which is detailed below.

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics	Recovery of Sums (Clawback)
directors to focus on increasing long-term shareholder value. In addition, the equity awards coupled with the other elements described in this table provide financial incentive to retain our executives over a multi-year period and provide a total compensation package that is competitive based upon our assessment of the relevant market data for our industry peer group.
Committee has the authority to grant awards that may include restricted stock, stock units, stock options, stock grants, stock appreciation rights, performance shares and units, and dividend equivalent rights. Generally awards granted under the plan must have a minimum vesting period of three years. The long-term incentive compensation for the executive directors in recent years has consisted of grants of restricted stock units with both time-based and performance-based vesting. Under the terms of our restricted stock unit awards, the recipient is not entitled to vote the shares underlying the award, or to receive dividends, if any are declared, until the restricted stock unit vests and shares are issued in settlement of the award.
In determining the amount of equity awards to be granted to an executive director, the Compensation Committee considers benchmarking studies of our peer group, the relative importance of the position the skills, experience and performance of each individual.
may be granted, in any calendar year, awards under the plan denominated in dollars in excess of $8,000,000. The Company’s Share Ownership Guidelines require the executive directors to own six times their annual base salary in our stock. As of 30 March, 2017, both of the current executive directors were on track to obtain compliance within the required five year time period.
performance vesting. The performance criteria used for performance-based vesting awards indexes the Company’s total shareholder return (“TSR”) to the shareholder return of the NASDAQ composite over a three year period (the “TSR measurement”) beginning with the calendar year of grant. The TSR measurement allows for payment from 0% to 200% of the target amount based on underperforming, meeting or exceeding the NASDAQ composite three year return, with straight-line interpolation between levels. In order for the performance-based awards to vest, the Company’s TSR must not be more than 25 points below the NASDAQ composite three-year return for the same period.
The Compensation Committee retains the discretion to adjust performance criteria, or to measure performance against other criteria provided for in the rules of the shareholder approved equity plan, if circumstances dictate that this would, in the opinion of the Compensation Committee, be beneficial.
In the event that the Compensation Committee determines to measure performance against a number of criteria, the Compensation Committee may determine the relative weighting to be given to each criteria in determining performance.
Where performance measures or targets relate to commercially

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics	Recovery of Sums (Clawback)
sensitive information, the measures and targets will, if appropriate, be disclosed retrospectively.
“Broad-based” Employee Share Purchase Plan (ESPP)	The objective of the ESPP is to encourage share ownership and align the interests of employees with shareholders.
Each executive director is eligible to participate in the Company’s ESPP operated for the benefit of ARRIS employees.
Under the rules of the plan, every six months a participant is granted options to purchase the Company’s Ordinary Shares, at a price equal to the lesser of 85% of the fair market value of shares on the date of grant of the option or the date of exercise, which is six months following the date of grant.
Participants determine the value of deductions to be made from their monthly salary into an account held on behalf of the participant, and the balance of that account is used in order to satisfy the exercise price payable on purchase options.
Options are automatically exercised on pre-set dates, over the highest whole number of shares that may be purchased using the accumulated balance in a participant’s account.
			Under the terms of the plan, no participant may hold options over shares worth more than $25,000 in any one calendar year.	Not applicable	Not applicable
Pension and Other Retirement Benefits	Designed to provide a mechanism to accumulate retirement benefits consistent with what other companies within our industry provide in order to attract and retain qualified executive directors.	The Company previously maintained qualified and non-qualified defined benefit pension plans. The qualified plan that the executive directors were eligible to participate in was frozen on December 31, 1999, and the non-qualified defined benefit plan was frozen on June 30, 2013. No further accrual of benefit under the plans has	Matching contributions under the 401(k) savings plan are capped at the maximum amount permitted by applicable U.S. Internal Revenue Service regulations, which could not exceed $10,600 in 2016.	Not applicable	Not applicable

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics	Recovery of Sums (Clawback)

occurred since the plans were frozen.
Increases or decreases in value since then have been based upon the investment results without any above market or preferential earnings being provided by the Company.
The Company also makes matching contributions under the 401(k) savings plan and the non-qualified 401(k) wrap plan. Under both the 401(k) savings plan and the non-qualified 401(k) Wrap plan, the Company will match 100% of the first 3% of the executive director’s contributions of pay and matches 50% of the next 2% of the executive director’s contributions of pay, up to, in the case of the 401(k) savings plan, the maximum permitted by applicable regulations.

(1)
In addition to the benefits listed above, the Company maintains customary directors’ liability insurance for the benefit of the executive and non-executive directors; as allowed for in the Articles of Association the Company indemnifies its directors under certain circumstances and has entered into a Deed Poll of Indemnity in favor of executive and non-executive directors. The Company also provides tuition reimbursement to executive directors.

Non-Executive Directors Remuneration Policy Table
Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics	Recovery of Sums (Clawback)
Cash Compensation	Designed to attract and retain qualified directors.	Reviewed annually by the Compensation Committee taking into account, among other information, benchmarking data from companies in our industry peer group. An additional retainer is paid (1) to the Lead Independent Director, (2) to the chair of each of the Board’s standing committees (Audit, Compensation and Nominating & Corporate Governance) and (3) for membership on each of the Board’s standing committees.	There is no prescribed maximum for cash compensation, however, we believe the compensation offered is in line with the practice of other companies in our peer group with similar global operations, and is market competitive.	Not applicable	Not applicable
Equity Compensation	Designed to attract and retain qualified directors and further align the interests of our non-executive directors with the shareholders.
Reviewed annually by the Compensation Committee taking into account, among other information, benchmarking data from companies in our industry peer group.
Each non-executive director receives annual compensation paid in the form of restricted share units. The number of units is determined by dividing the dollar amount of the award by the closing price of the Company’s ordinary shares on the trading day preceding the day of grant rounded to the nearest one hundred units. The restricted share units vest in full on the first anniversary of the grant date.
The Compensation Committee may also make a one-time incentive grant to a new non-executive director at the time he or she joins the board, which grant vests in full on the first anniversary of the grant date.
The Company’s Share Ownership Guidelines require non-executive directors to own three times their annual cash retainer ($80,000 for 2016) in our stock. As of 30 March, 2017, all of the current Board
			There is no maximum prescribed for equity compensation, however, we believe the equity compensation offered is in line with practice of other companies in our peer group with similar global operations, and is market competitive.	Not applicable	Not applicable

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics	Recovery of Sums (Clawback)
members had either met this guideline or were on track to obtain compliance within the required five year time period.
Benefits	Designed to attract and retain qualified directors.
Benefits include but are not limited to the reimbursement of reasonable expenses (including costs of travel, food and lodging) incurred in attending Board, committee, shareholder and other Company meetings. In addition, the reasonable expenses for a non-executive director’s spouse to attend one board meeting a year may also be reimbursed. The Company provides tax preparation services with respect to any U.K. income taxes that may be owed by U.S.-based directors as a result of our U.K. incorporation and may consider tax equalization payments related to any increased U.K. taxation compared to what would otherwise be owed by the non-executive director in the U.S., although no such tax equalization payments have been made to date.
Non-executive directors also are reimbursed for reasonable expenses associated with other business activities related to their Board of Directors service, including participation in director education programs, attendance of industry functions and memberships in director organisations.
			There is no prescribed maximum as these benefits are subject to market rates however the Compensation Committee regularly reviews the cost of benefits.	Not applicable	Not applicable

Legacy Arrangements
For the avoidance of doubt, it is noted that the Company will honour any commitments entered into with current or former Directors that have been disclosed previously to shareholders.
Exercise of Discretion
The Compensation Committee will operate the annual cash incentive bonus and LTIP according to their respective terms and conditions and in accordance with applicable tax rules. A copy of the LTIP has been filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) and is available with the Company’s filings on the SEC’s website and is available from the Company on request. As the annual cash incentive bonus is operated at the discretion of the Compensation Committee, there is no formal annual cash incentive bonus plan document.
The Compensation Committee, consistent with market practice, retains discretion over a number of areas relating to the operation and administration of the LTIP. These include (but are not limited to) the following (albeit with the level of award restricted as set out in the policy table above):
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Who participates in the plans;

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The size and form of awards;

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The settlement of awards in cash, shares or deferred delivery;

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The choice of performance measures and performance target conditions in respect of each award (including the setting of targets and the choice of members of a peer group for the purposes of comparative performance measures);

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Adjustments required in certain circumstances (e.g. in the event of a merger, special dividend or an alteration to the capital structure of the Company including a capitalization of reserves or rights issue); and

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The ability to adjust existing performance conditions so that they can still fulfil their original purpose.

Approach to Recruitment Compensation
The Compensation Committee expects any new executive directors to be engaged on terms that are consistent with the general remuneration principles outlined on the previous pages. In particular, regular variable compensation would be awarded within the parameters outlined herein, except that the Compensation Committee may determine that an initial award under the Company’s LTIP is subject to a requirement of continued service over a specified period, rather than a corporate performance condition. In addition, the Compensation Committee expects that any new executive director would be offered a severance agreement that offers protection in the event of a loss of employment due to a change-in-control on terms consistent with the then current form of agreement approved by the Compensation Committee for executive directors generally.
The Compensation Committee recognises that it cannot always predict accurately the circumstances in which any new directors may be recruited. The Compensation Committee may determine that it is in the interests of the Company and the shareholders to secure the services of a particular individual which may require the Compensation Committee to take account of the terms of that individual’s existing employment and/or their personal circumstances.
Examples of circumstances in which the Compensation Committee expects it might need to do this are:
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where an existing employee is promoted to the board, in which case the Company will honour all existing contractual commitments including any outstanding share awards or entitlements and will provide other benefits consistent with those provided to senior leaders in that employee’s home country;

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where an individual is relocating in order to take up the role, in which case the Company may provide certain one-off benefits such as reasonable relocation expenses, accommodation for a short period following appointment and assistance with visa applications or other immigration issues and ongoing arrangements such as tax equalization, annual flights home, and housing allowance;

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where an individual would be forfeiting fixed or valuable variable compensation in order to join the Company, in which case the Compensation Committee may award appropriate additional compensation. The Compensation Committee would require reasonable evidence of the nature and value of any forfeited award or other lost compensation and use such information in setting an initial award in the Compensation Committee’s discretion. This may require buy-out awards to be made in excess of the maximum set out in the table above in respect of variable compensation.

In making any decision on any aspect of the compensation package for a new recruit, the Compensation Committee would balance shareholder expectations, current best practice and the requirements of any new recruit and would strive not to pay more than is necessary to achieve the recruitment. The Compensation Committee would give full details of the terms of the package of any new recruit in the next remuneration report.
Compensation for a new non-executive director will be set in line with the approved policy.
Employment Contracts with Executive Directors, Termination of Employment and Change-in-Control Arrangements
The disclosures below are a summary of the more detailed terms set out in the agreements entered into with the executive directors. The detailed terms of the agreements entered into with the executive directors will apply in the event of a termination of employment.
A copy of each of the employment agreements have been included in the Company’s SEC Filings which are available at www.arris.com under the caption Investors, within the SEC Filings tab.
Employment Agreement with the Chief Executive Officer (an executive director)
The Company has entered into an Amended and Restated Employment Agreement with Mr. Bruce McClelland, dated 23 August 2016 and effective as of 1 September 2016 (the “McClelland Agreement”), in connection with his appointment as Chief Executive Officer.
The material terms of the Agreement are as follows:
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Term — One year, which period is automatically extended by one day for each day that Mr. McClelland remains employed by ARRIS, which automatically renews until normal retirement at age 65.

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Base Salary and Bonus Potential — An annual salary of  (currently) $750,000 to 31 March 2017, thereafter $850,000 per year (reviewable annually), and Mr. McClelland is eligible to receive a bonus, as determined by the Board of Directors, with a target bonus amount equal to 100% of his base salary and a maximum bonus of 200% of his base salary.

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Termination Without Cause or by Mr. McClelland for Good Reason — Entitled to receive his then current base salary and target bonus for a period of 24 months following termination, including a pro-rated portion of his target bonus for any partial year falling within the 24 month notice period. His equity awards will vest, or continue to vest, depending upon his age at termination and years of service with ARRIS. Mr. McClelland also will be eligible to continue to receive an amount equal to the cost of his life insurance, medical insurance and disability coverage from ARRIS for such period. Payment of all such benefits are subject to Mr. McClelland executing a standard general release with the Company.

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Change of Control — If, within one year of a “change of control,” Mr. McClelland is terminated by the Company for any reason other than for cause, death or disability, or Mr. McClelland terminates his agreement for “good reason,” Mr. McClelland is entitled to a lump sum payment equal to two times his base salary (as of the date of termination) and his average bonus paid for the two fiscal years preceding the termination, and an amount equal to the cost of his life insurance, medical insurance and disability coverage from ARRIS for such period. His equity awards will vest, either in whole or in part. If the payments owed to Mr. McClelland as a result of the termination following a change of control would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the amount of such payments will be reduced to the extent necessary to avoid the excise tax.
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Death — ARRIS will pay Mr. McClelland’s base salary to his estate for three months after his death.

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Disability — Mr. McClelland will be entitled to receive his base salary and benefits for six months after termination of employment.

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Non-Competition and Non-Solicitation — Mr. McClelland is subject to customary non-compete and non-solicitation provisions during the term of the Agreement and for a period of 24 months following termination.

Employment Agreement with the Executive Chairman (an executive director)
The Company has entered into an Amended and Restated Employment Agreement with Mr. Robert Stanzione, dated August 6, 2001, which was subsequently amended by (i) the First Amendment to the Amended and Restated Employment Agreement dated as of December 7, 2006, (ii) the Second Amendment to the Amended and Restated Employment Agreement dated as of November 26, 2008, (iii) that certain Waiver dated as of December 31, 2015, and (iv) the Third Amendment to the Amended and Restated Employment Agreement dated 1 September 2016 (collectively, the “Stanzione Agreement”), in connection with his appointment as Executive Chairman, and previous appointment as CEO.
The material terms of the Agreement are as follows:
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Term — Open ended until Mr. Stanzione’s Employment Agreement is terminated in accordance with the terms contained therein. The agreement may be terminated by the Company without “good cause” upon 120 days’ notice.

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Base Salary and Bonus Potential — An annual salary of  $750,000 to 31 March 2017, thereafter $650,000 per year (reviewable annually), and Mr. Stanzione is eligible to receive a bonus, as determined by the Board of Directors, with a target bonus amount equal to 100% of his base salary and a maximum bonus of 200% of his base salary.

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Termination Without Cause or by Mr. Stanzione for Good Reason — Entitled to receive his then current base salary for a period of 12 months following termination and a bonus equal to the average of three highest full year bonus amounts during the five year period prior to termination. His equity awards will also continue to vest pursuant to their terms. Mr. Stanzione also will be eligible to continue to receive his life insurance, medical insurance and disability coverage from ARRIS for 12 months. Payment of all such benefits are subject to Mr. Stanzione executing a standard general release with the Company.

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Change of Control — If, within six months of a “change of control,” Mr. Stanzione is terminated by the Company for any reason other than “good cause” or Mr. Stanzione terminates his agreement for “good reason,” Mr. Stanzione is entitled to a lump sum payment equal to three times his base salary (as of the date of termination) and his average bonus for the three highest full year bonus amounts paid during the five year period prior to termination His equity awards will immediately vest. If the payments owed to Mr. Stanzione as a result of the termination following a change of control would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the amount of such payments will be reduced to the extent necessary to avoid the excise tax.

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Non-Competition and Non-Solicitation — Mr. Stanzione is subject to customary non-compete and non-solicitation provisions during the term of the Agreement and for a period of 36 months following termination.

Note on Pension Benefits
The agreements with both executive directors also reflect the Rabbi Trust and funding elements described below under Pension Benefits with respect to the Company’s non-qualified defined benefit plan. Also, the Executive Chairman’s agreement contains various terms related to his SERP that are described under Pension Benefits below.
Letters of Appointment with Non-Executive Directors, Termination Payments and Change in control arrangements
The Company does not currently have Letters of Appointment or similar arrangements with any of its non-executive directors.
If a non-executive director retires from the Board after a minimum of five years of service, including as a result of a change of control, all equity awards held by the non-executive director will continue to vest pursuant to their terms. Other than this policy with respect to continued vesting, the Company does not currently have a policy for termination payments or payments made upon change in control to non-executive directors.
Total Remuneration by Performance Scenario for 2017
Our Executive Chairman’s total remuneration for minimum, target, and maximum performance is presented in the chart below:
Our Chief Executive Officer’s total remuneration for minimum, target, and maximum performance is presented in the chart below:

For each of the two tables above:
1.
Minimum reflects only base salary, benefits, matching contributions made by the Company for Mr. Stanzione and Mr. McClelland under the 401(k) savings plan and the non-qualified 401(k) Wrap, and the grant date fair value of restricted stock unit awards under the LTIP that are subject to only time-based vesting. Certain benefits contributions vary from year to year, but make up a small portion of total remuneration. The total value of the benefits provided to the Executive Chairman and the CEO in 2016 were $3,352 and $639, respectively. The amounts shown in this table assume these variable amounts will not change in 2017.

2.
Target reflects same elements included in the “minimum” calculation shown above plus: (1) payment of the annual cash incentive bonus at the target level and (2) grant date value of restricted stock unit awards awarded in 2017 subject to performance based-vesting assuming the target level vesting is met. Share price appreciation has not been factored into the amount shown.

3.
Maximum reflects same elements included in the “minimum” calculation shown above plus: (1) payment of the annual cash incentive bonus at the maximum level and (2) grant date value of restricted stock unit awards awarded in 2017 subject to performance based-vesting assuming the maximum level vesting is met. Share price appreciation have not been factored into the amount shown.

4.
Benefits under the broad-based employee stock purchase plan have been excluded from the above charts, as the value of options granted under this plan to the executive directors cannot be calculated unless and until options are exercised. The value of any options exercised by the executive directors will be reported in the annual remuneration report for the year in which the option is exercised.

Pension Benefits
The Company previously maintained qualified and non-qualified defined benefit pension plans. The qualified plan for the executive directors was frozen on December 31, 1999, and the non-qualified defined benefit plan was frozen on June 30, 2013. No further accrual of benefit under the plans has occurred since the plans were frozen. Mr. McClelland did not participate in the qualified plan. The non-qualified plan is a mirror image of the qualified plan, but covers only earnings levels and payment levels that are or would be excluded under the qualified plan under applicable Internal Revenue Service regulations. Benefits under the plans are calculated based on the executive director’s base salary and annual cash incentive bonus amounts. The benefit formula is the number of years of continuous service (up to a maximum of 30 years) times the sum of   (a) 0.65% of the individual’s “final annual compensation” up to the executive director’s social security covered compensation level, plus (b) 1.3% of the “final average salary” in excess of the executive directors social security covered compensation level. The Social Security covered compensation level is the 35-year average of the taxable wage bases (for Social Security purposes) in effect prior to the participant’s Social Security normal retirement date. Final average salary is the average of the five highest consecutive years of compensation in the ten years preceding retirement. In calculating benefits under the non-qualified plan, it is assumed that the qualified plan remains in effect; that is, the amount of compensation that would have been covered under the qualified plan had it remained in effect is excluded from the non-qualified plan. The benefit is paid monthly on a single life annuity basis or, subject to discount, on a 50% joint and survivor annuity basis. Normal retirement under the plans is age 65, and benefits are discounted for early retirement, which is available at age 55. Mr. Stanzione, is age 68, and thus could elect to retire and receive benefits immediately. The discount is calculated to be the actuarial equivalent of an age 65 retirement using an 8% discount factor. An actuarial adjustment under the plan also is made for deferred retirement. There is no lump sum payment option available, except for Mr. Stanzione (see below). Effective June 30, 2013, the Company froze benefit accruals under the non-qualified defined benefit plan as well as the addition of any new participants. Participants’ benefits will continue to be distributed in accordance with the provisions of the plan. A one-time grant of restricted shares was made, in part, to reflect the present value of the lost future accruals under the frozen plan.
The Company has established a Rabbi Trust to hold funds set aside to meet the obligations under the non-qualified defined benefit plans. The Company intends to fully fund the Rabbi Trust such that the amount of the actuarial accrued liability under the non-qualified defined benefit plan as set forth in the Company’s financial statements will be set aside in a Rabbi Trust as the actuarial liability has been established. Amounts contributed to the Rabbi Trust remain the funds of the Company but can be used only to discharge obligations under the non-qualified plan, provided however, the funds in the trust remain subject to the claims of creditors in the event of a bankruptcy.
The Company maintains on Mr. Stanzione’s behalf a supplemental employee retirement plan (SERP). Under the SERP, Mr. Stanzione’s non-qualified deferred benefit pension plan has various differences from the features described above, in particular a lump sum payment on termination. In addition, under the SERP, final average compensation is Mr. Stanzione’s actual annual salary at the time of his retirement plus the average of the three highest bonuses received in the five years preceding retirement. Years of continuous service are Mr. Stanzione’s actual service multiplied by three and are not limited to 30 years. The benefit calculation is otherwise the same as described above, although Mr. Stanzione’s benefit may not exceed 50% of his final average compensation. In the event of Mr. Stanzione’s termination of employment by the Company without cause, termination by him as a result of a material uncured breach of his employment agreement by the Company, or termination by him following a change of control and the diminution of his position, then Mr. Stanzione’s pension benefit cannot be lower than $33,333 per month. The Company has established a separate Rabbi Trust to hold funds equal to the Company’s obligations under the non-qualified defined benefit plan and SERP to Mr. Stanzione. Pursuant to Mr. Stanzione’s employment agreement, the Company fully funded those obligations by the date of Mr. Stanzione’s 62nd birthday. Mr. Stanzione’s defined benefit value at age 62 was frozen. Thereafter such funds are credited only with the benefit or losses of independently managed investment vehicles elected by Mr. Stanzione from a menu of vehicles made available by the Company.
The Company maintains a 401(k) defined contribution plan to which employees may contribute a portion of their salary and bonus compensation. The Company matches 100% of the first 3% of employee contributions of pay and matches 50% of the next 2% of employee contributions of pay, subject to the Internal Revenue Service maximum contribution (which was $18,000 during 2016). The executive directors participate in this plan and received the Company match, which could not exceed $10,600 for 2016.
In addition, in 2008, the Company established a non-qualified defined contribution retirement plan (the “401(k) Wrap”) that mirrors the 401(k) plan. The plan allows certain senior executives, including the executive directors, to contribute amounts in excess of the amounts allowed under applicable tax laws under the 401(k) plan. Tax law disallows contributions on income above $265,000 or contributions of more than $18,000. The Company will match employee contributions under the 401(k) Wrap in a manner analogous to the 401(k). Provided the employee contributes the maximum amount allowed under the 401(k), the Company will contribute to the 401(k) and 401(k) Wrap in the aggregate 100% on the first 3% of pay and 50% of the next 2% of pay, less the amount of employer matches made to the 401(k). The amounts of employee and employer contributions to the 401(k) Wrap are held in a Rabbi Trust. Funds held under the 401(k) and the 401(k) Wrap are invested in authorized and independently managed mutual funds and other vehicles that the employee elects from a menu of vehicles offered under the plans. The employee account receives the benefit or loss of the increases or decreases based only on such funds performance. The Company does not enhance or guarantee performance.
The Company previously maintained a non-qualified deferred compensation plan that enabled certain executives, including the executive directors, to defer amounts above the IRS maximum. This plan, and employee contributions and Company matches under it, were frozen in September 2004. No employee contributions or Company matching contributions have been made since that time under such plan. The accounts under this plan remain in existence, but the Company has never enhanced the earnings of the accounts, which earnings are determined by the actual earnings of investment vehicles selected by the employee.
Clawback Policy
In February 2009, the Board of Directors adopted the Executive Compensation Adjustment and Recovery Policy. This policy is a so-called “clawback policy” that enables the Company to recoup compensation paid to certain executives, including the executive directors, routinely performing corresponding functions with respect to the Company when such compensation was based on financial results or operating metrics that were satisfied as the result of a fraudulent or illegal conduct of any of the executive directors. The Board of Directors is entitled to recover compensation when it concludes that it is attributable to such executive director’s conduct and would not have been awarded had such financial results or operating metrics not been satisfied. In addition, if an executive director is engaged in intentional misconduct that contributed in any material respect to the improper accounting or incorrect financial data, the Board of Directors may seek to recoup any profits realised from the respective executive director’s sale of securities of the Company during or subsequent to the impacted accounting period. A copy of the Policy is available at www.arris.com under the caption Investors.
Loss of Office Payments
We believe that the provision payments for loss of office currently in place through employment agreements including change-in-control provisions contained therein, are critical to recruit talented employees and secure the continued employment and dedication of our existing employees. All or nearly all of the companies with which we compete for talent have similar arrangements in place for their executive directors. For further information on the agreements in place with our executive directors, see “Employment Contracts with Executive Directors, Termination of Employment and Change-in-Control Arrangements” above. The Company also intends to offer these type of arrangements to any future executive directors. In addition, the Company reserves the right to make any other payments in connection with an executive director’s cessation of office or employment where the payments are made in good faith in discharge of an existing legal obligation (or by way of damages for breach of such an obligation) or by way of a compromise or settlement of any claim arising in connection with the cessation of an Executive Director’s office or employment. Any such payments may include but are not limited paying any fees for outplacement assistance and / or the executive director’s legal fees in connection with their cessation of office or employment.
Specific Statements
Consultation with Shareholders
The Compensation Committee considers the guidelines issued by proxy advisory services (e.g. ISS) engaged by many institutional shareholders and any feedback or comments from the Company’s shareholders on its compensation policies and practices. The Compensation Committee also considers the voting results from the annual advisory “say on pay” vote taken at each annual general meeting. This information will be considered as part of the Compensation Committee’s annual review of the remuneration policy. The Compensation Committee will appropriately engage with shareholders with respect to the Company’s remuneration policy and practices and give serious consideration to their views.
Consultation with Employees
It is not the Compensation Committee’s practice to consult with employees generally about matters related to executive directors’ pay.
Differences in Remuneration Policy for Executive Directors Compared to other Employees
Overall, the remuneration policy for the executive directors is more heavily weighted towards variable pay than for other employees. This helps ensure that there is a clear link between the value created for shareholders and the remuneration received by the executive directors and recognises that executive directors have the greatest potential to influence the Company’s value creation for shareholders. No specific remuneration comparison measurements as between the executive directors and other employees have been relied on in producing the remuneration policy.

Annual Report on Remuneration
(The information in this part of the Remuneration Report is audited unless stated otherwise.)
This report gives details of remuneration earned by the directors in 2016. References to “the Combination” are to the acquisition of Pace, completed on 4 January 2016.
Single total figure of remuneration for each executive director
		Base Salary ($)	Taxable Benefits ($)	Annual Cash Incentive Bonus(1) ($)	Long-term Incentives Vesting in Year ($)(5)	Matching 401(k) and 401(k) Wrap Contributions ($)(7)	Total ($)
Robert J. Stanzione	2016	933,333(2)	3,352(4)	1,786,125	—	40,422	2,763,232
	2015	1,050,000(3)	—	228,125	22,103,328	—	23,381,453
Bruce McClelland(6)	2016	250,000	639(4)	324,750	—	25,737	601,126

(1)
Represents bonus paid for performance in year presented.

(2)
In connection with the appointment of Mr. McClelland as CEO, Mr. Stanzione moved to the role of Executive Chairman on that date and his 2016 base salary was reduced from $1,100,000 to $750,000 for the remainder of the year. The amount presented reflects the amount earned for his services as an executive director over the period reported on.

(3)
Mr. Stanziones’s base salary was adjusted on 1 July 2015 and the amount shown reflects the amount earned for his services as an executive director over the period reported on.

(4)
Taxable benefits include tax preparation services with respect to any U.K. income taxes that may be owed by U.S.-based directors, but excludes matching contributions made under the 401(k) defined and the 401(k) Wrap, which are shown separately in the table.

(5)
Calculated by multiplying the number of shares issuable upon vesting of the award by the closing trading price of the Company’s ordinary shares on the date of vesting. The Company withholds taxes by retaining or cash cancelling an appropriate number of shares (equal to the value of the amount required to be withheld) that vest. The amounts for 2015 reflect the acceleration of certain equity awards in connection with the Combination.

(6)
Mr. McClelland was appointed CEO effective 1 September 2016 and was also appointed as a director at that time. In connection with his appointment as CEO, Mr. McClelland’s base salary was set at $750,000 and his target annual cash incentive bonus amount was set at 100% of his base salary. The amount presented reflects the amount earned for services as an executive director over the period reported on.

(7)
Contributions under the 401(k) Wrap have been made in line with the terms of each plan. For both executive directors the Company matched 100% of the first 3% of the executive director’s contribution of pay and matched 50% of the next 2% of the executive director’s contribution of pay up to in the case of the 401(k) savings plan, the maximum permitted by applicable regulations less the amount of employer matches made to the 401(k).

Annual Cash Incentive Bonus
Payment of the annual cash incentive bonus is based on targeted financial performance objectives developed by management and approved by the Board of Directors with any adjustments the Compensation Committee considers appropriate in setting the target metrics. In reviewing the budget, the Compensation Committee considers, in addition to the detailed budget as presented, expected capital expenditure trends within the Company’s industry and the Company’s market share and market share growth. For 2015 and 2016, the bonus was based 50% on adjusted direct operating income (“DOI”) and 50% on adjusted revenue. Actual payouts for 2015 and 2016 depended on results relative to the established objectives as detailed in the table below with straight-line interpolation between levels.

Adjusted Direct Operating Income Component (50% of Total Bonus)		Revenue Component (50% of Total Bonus)
Percentage of Target Achieved	Payout Percentage	Percentage of Target Achieved	Payout Percentage
Below 80%	0%	Below 85%	0%
80%	25%	85%	25%
90%	50%	90%	50%
100%	100%	100%	100%
120% or greater	200%	110% or greater	200%
The revenue and DOI targets for 2015 and 2016, as well as the actual amounts achieved and payout percentages for each component are set forth in the table below.
	2016			2015
	Target	% of Target Achieved	% Payout	Target	% of Target Achieved	% Payout
Revenue	$6.7 billion	107%	136%	$5.5 billion	75%	0%
DOI	$682.0 million	102%	124%	$627.0 million	87%	36%
Total Payout			129.9%			18%
No portion of the bonus for either 2015 or 2016 was deferred and the Board did not exercise its discretion to adjust the amounts payable to the executive directors. For 2017, the annual cash incentive payouts for the executive directors will again be based on the financial metrics described above, namely 50% on adjusted revenues and 50% on adjusted direct operating income. Target amounts for the 2017 bonus program will be provided in next year’s remuneration report.
Equity Incentive Awards
Long-term equity incentive awards granted in 2015 and 2016 to the executive directors consisted of restricted stock units. One-half of the restricted stock units awarded to the executive directors utilised performance vesting and the remaining restricted stock unit awards vest equally over a four year period.
The performance criteria used for performance-based vesting awards compares the Company’s total shareholder return (“TSR”) to the shareholder return of the NASDAQ composite over a three year period (the “TSR measurement”) beginning with the calendar year of grant. The TSR measurement allows for payment from 0% and 200% based on underperforming, meeting or exceeding the NASDAQ composite three year return as set forth in the following table, with straight-line interpolation between levels.
Number of Percentage Points by which the Company’s TSR Outperforms/Underperforms the NASDAQ Composite Over the Measurement Period	Percentage of Performance Shares Earned
More than 25 pts. below the Composite	0%
25 pts. below the Composite	50%
Equal to the Composite	100%
25 pts. or more above the Composite	200%
In connection with the Combination, executive directors were subject to a potential 15% excise tax on the value of certain equity awards held by them. In order to reduce the amount of any excise tax that might be payable, all equity awards that were scheduled to vest in 2016 were accelerated in December 2015. For those awards subject to performance vesting as outlined above, given that the Company’s performance for the three year vesting period as of December 215 was well above the level required to achieve 200% vesting, such awards were vested at that level. In addition, with respect to Mr. Stanzione, because he was already entitled to the continued vesting of his equity awards under his employment agreement upon the termination of his service from the Company, all of his equity awards that were subject to time-based vesting in 2017, 2018 and 2019 were also accelerated in December 2015. As a result of this accelerated vesting, no long-term equity incentive awards vested in 2016 for the executive directors.

In addition to the annual long-term equity incentive awards made to the executive directors in 2016, an additional grant was made in recognition for the services provided by both executive directors in completing the Combination. Further, in connection with his appointment as CEO in September 2016, Mr. McClelland also received an additional long-term equity incentive grant. These additional awards were all in the form of restricted stock units with 50% subject to time-based vesting and the remaining 50% of the awards subject to performance vesting on the same terms as outlined above, provided that, with respect to the additional awards granted to Mr. McClelland in September 2016, the three year performance period will commence 1 September 2016.
Long-term equity incentive awards granted to executive directors in 2017 are again expected to be in the form of restricted stock units with 50% subject to time based vesting and 50% subject to performance vesting, as outlined above.
Exercise of options under the ESPP
The executive directors participated in the broad-based employee stock purchase plan in 2016. Options were granted to each executive director with an exercise price set at the lower of  (i) 85% of market value on the date of grant and (ii) 85% of market value on the date of exercise of each option. The following options were exercised during 2016:
Executive director	ESPP grant date	Number of shares purchased	ESPP exercise date	Exercise price payable
Robert J. Stanzione	1 November 2015	884	30 April 2016	$19.35
Bruce McClelland	1 November 2015	884	30 April 2016	$19.35
Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)	Present Value Of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert J. Stanzione	Qualified Pension Plan	—	—	—
	Non Qualified Plan	43	14,244,755	—
Bruce McClelland	Qualified Pension Plan	—	—	—
	Non Qualified Plan	6	173,768	—
For full details of the pension benefits please refer to the Pension Benefits section of the Directors Remuneration Policy on pages 88 to 89.

Single total figure of remuneration for each non-executive director
		Retainer/ Fees(1) ($)	Taxable Benefits(2) ($)	Annual Cash Award(3) ($)	Annual Equity Award Vesting in Year(3) ($)	Total ($)
Andrew M. Barron(4)	2016	35,334	—	—	—	35,334
	2015	—	—	—	—	—
Alex B. Best	2016	92,500	3,357	90,000	—	185,857
	2015	121,750	—	—	80,578	202,328
Harry L. Bosco(5)	2016	62,750	2,817	90,000	1,491,607	1,647,174
	2015	168,250	—	—	—	168,250
J. Timothy Bryan(6)	2016	95,000	3,352	90,000	—	188,352
	2015	106,969	—	—	—	106,969
James A. Chiddix	2016	90,000	4,454	90,000	—	184,454
	2015	121,250	—	—	44,179	165,429
Andrew T. Heller(7)	2016	105,832	4,918	90,000	—	200,750
	2015	110,000	—	—	44,179	154,179
Dr. Jeong Kim	2016	92,500	4,309	90,000	—	186,809
	2015	115,750	—	—	—	115,750
Doreen A. Toben	2016	106,500	3,352	90,000	42,789	246,641
	2015	143,888	—	—	—	143,888
Debora J. Wilson	2016	95,000	3,356	90,000	—	188,356
	2015	129,500	—	—	80,578	210,078
David A. Woodle	2016	96,500	3,352	90,000	—	189,852
	2015	136,250	—	—	—	136,250

(1)
Prior to March 2016, non-executive directors received an annual cash retainer of  $60,000 (paid in equal quarterly instalments), plus $1,250 for each Board meeting attended and an additional $1,500 for each committee meeting attended. The Lead Director was paid an additional annual cash retainer of $20,000 and each member of the Audit Committee received an additional annual cash retainer of $10,000. The chair of each of the standing committees also received the following additional annual cash retainer: Audit — $20,000; Compensation — $15,000; and Nominating and Corporate Governance — $10,000. In March 2016, the annual cash retainer for all directors was increased to $80,000 and all “per meeting” fees were eliminated. Further, the additional cash retainer payable for service on the standing Board committees was revised as follows: Audit — $25,000 for the chairperson and $15,000 for all other members; Compensation — $15,000 for the chairperson and $7,500 for all other members; and Nominating and Corporate Governance — $10,000 for the chairperson and $5,000 for all other members. No changes were made to the additional cash retainer payable to the Lead Director.

(2)
Taxable benefits include travel and meal reimbursement for Board meetings and tax preparation services with respect to any U.K. income taxes that may be owed by U.S.-based directors.

(3)
In connection with the Combination, in July 2015 directors received a $120,000 cash award that vested in four equal quarterly instalments in lieu of an annual equity award, the amount of  $90,000 reflects the final three instalments settled in 2016. For 2016, the Directors received a $160,000 restricted stock unit award that vests in full one year from the date of grant.

(4)
Mr. Barron joined the Board effective 15 August 2016.

(5)
Mr. Bosco served on the Board until 11 May 2016 as Lead Director.

(6)
Mr. Bryan joined the Board effective 14 May 2015.

(7)
Mr. Heller was appointed as Lead Director effective 11 May 2016.

Performance TSR graph and table (not subject to audit)
Below is a graph comparing total shareholder return on the Company’s stock from 31 December 2011 through 31 December 2016, with the Standard & Poor’s 500 and the Index of NASDAQ U.S. Stocks of entities in the industry of electronics and electrical equipment and components, exclusive of computer equipment (SIC 3600-3699), prepared by the Research Data Group, Inc. For periods prior to 5 January 2016, the results for ARRIS reflect the total return on the common stock of ARRIS Group, Inc., as the predecessor entity to ARRIS International.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among ARRIS International plc., the S&P 500 Index, and SIC Codes 3600 - 3699

$300
$250
$200
$150
$100
$50
$0
12/11
12/12
12/13
12/14
12/15
12/16
ARRIS International plc.
S&P 500
SIC Codes 3600 - 3699

*$100 invested on 12/31/11 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.

Copyright© 2017 Standard & Poor's, a division of S&P Global. All rights reserved.

Five year CEO total emoluments (not subject to audit)
Financial Year	CEO	Single Total Figure of Remuneration	Annual Variable Element (% of maximum bonus)	RSU/share options vesting outcome (% of maximum)
2016*	Bruce McClelland	$601,142	64.95%	99.80%
2015	Robert J. Stanzione	$1,917,857	87.13%	99.80%
2015	Robert J. Stanzione	$23,381,453	10.86%	200%
2014	Robert J. Stanzione	$10,545,444	129.03%	200%
2013	Robert J. Stanzione	$4,031,134	55.90%	200.00%
2012	Robert J. Stanzione	$5,711,923	46.60%	98.60%

*
Pro-rata from date of appointment 1 September 2016.

Stock Awards during 2016
The tables below show details of the equity awards made to each director during the year.
	Date of Grant	Share price on date of grant	Number of Shares Subject to Award	Face Value of Award(1)
Executive Directors:
Robert J. Stanzione	7 July 2016	$22.80	151,315(2)	$3,449,982
	7 July 2016		151,315(3)	$3,449,982
Bruce McClelland	7 July 2016	$22.80	31,525(2)	$718,770
	7 July 2016		31,525(3)	$718,770
	1 September 2016	$28.07	27,850(2)	$781,750
	1 September 2016		27,850(4)	$781,750
Non-executive Directors:
Alex B. Best	7 July 2016	$22.80	7,000(5)	$159,600
J. Timothy Bryan	7 July 2016	$22.80	7,000(5)	$159,600
James A. Chiddix	7 July 2016	$22.80	7,000(5)	$159,600
Andrew T. Heller	7 July 2016	$22.80	7,000(5)	$159,600
Dr. Jeong Kim	7 July 2016	$22.80	7,000(5)	$159,600
Doreen A. Toben	7 July 2016	$22.80	7,000(5)	$159,600
Debora J. Wilson	7 July 2016	$22.80	7,000(5)	$159,600
David A. Woodle	7 July 2016	$22.80	7,000(5)	$159,600

(1)
The face value represents the number of shares covered by the award times the closing price of the Company’s ordinary shares on NASDAQ on the trading date immediately preceding the grant date.

(2)
Restricted stock unit that vests in four equal instalments beginning on the first anniversary of the grant date.

(3)
Restricted stock unit subject to performance vesting over the three year period from 1 January 2016 through 31 December 2018 and vests on 30 January 2019. Amount represents vesting at target level (100%). Between 0 and 200% of the grant amount will vest based on the Company’s shareholder return as compared to the NASDAQ Composite shareholder return over the three-year measurement period. 75,658 Restricted stock units awarded to Mr. Stanzione would vest at minimum threshold level (50%). 15,763 restricted stock units awarded to Mr. McClelland would vest at minimum threshold level (50%).

(4)
Restricted stock unit subject to performance vesting over the three year period from 1 September 2016 through 31 August 2019 and vests on 30 September 2019. Amount represents vesting at target level (100%). Between 0 and 200% of the grant amount will vest based on the Company’s shareholder return as compared to the NASDAQ Composite shareholder return over the three-year measurement period. 13,925 restricted stock units awarded to Mr. McClelland would vest at minimum threshold level (50%).

(5)
Restricted stock unit that vests in full on the first anniversary of the grant date.

The performance awards are also subject to Clawback as set out in the section “Clawback Policy” above.
The awards were granted on the basis set out in the section “Equity Incentive Awards” above.
Payments to Past Directors
Prior to 2016, delivery of 50% of shares deliverable upon the vesting of restricted stock unit awards provided to the non-executive directors were deferred until such time as the director left the Board and each director could elect to defer delivery of the remaining shares to a date selected by the director. As noted above, Mr. Bosco did not stand for election at the 2016 annual general meeting of shareholders. Following his departure from the board, delivery was made to Mr. Bosco of the 64,100 shares which had been deferred.

Payments for Loss of Office
No payments for loss of office were made to any executive or non-executive director in 2016.
Statement of directors’ shareholdings and share interests
The Company’s Share Ownership Guidelines require each director to own shares having a value equal to a multiple of  (i) the annual base salary for the executive directors or (ii) the annual retainer amount for non-executive directors. The multiple is six times base salary for Messrs. Stanzione and McClelland and is three time the annual retainer amount for the non-executive directors. Each director has five years to meet the guideline, and for executive directors must retain one-half of any equity awards, after tax, that vest if the executive has not met the holding requirement at the time of vesting . The five year period to meet the guideline also applies to changes in the required number of shares due to changes in the required multiple, share price or applicable base salary. The Compensation Committee reviews compliance with the guideline annually. As of 31 December 2016 directors met the guideline or were on track to reach compliance within the five year period.
Directors’ share ownership guidelines
	Share Holding Requirement	Shares Owned(1)	Unvested Restricted Stock Units(2)	Total Interests in Shares	Value(3)	% of Share Holding Requirement Met
Executive Directors:
Robert J. Stanzione(4)	6x annual base salary ($3,900,000)	859,806	771,855	1,631,661	$49,161,945	1,260.56%
Bruce McClelland(5)	6x annual base salary ($5,100,000)	174,288	311,756	486,044	$14,644,505	287.15%
Non-executive Directors:
Andrew Barron	3x annual retainer amount ($240,000)	—	—	—	—	—
Alex B. Best	3x annual retainer amount ($240,000)	78,900	7,000	85,900	$2,588,167	1,078.40%
J. Timothy Bryan	3x annual retainer amount ($240,000)	4,500	7,000	11,500	$346,495	144.37%
James A. Chiddix	3x annual retainer amount ($240,000)	42,800	7,000	49,800	$1,500,474	625.20%
Andrew T. Heller	3x annual retainer amount ($240,000)	20,900	7,000	27,900	$840,627	350.26%
Dr. Jeong Kim	3x annual retainer amount ($240,000)	14,200	7,000	21,200	$638,756	266.15%
Doreen A. Toben	3x annual retainer amount ($240,000)	9,400	7,000	16,400	$494,132	205.89%
Debora J. Wilson	3x annual retainer amount ($240,000)	45,600	7,000	52,600	$1,584,838	660.35%
David A. Woodle	3x annual retainer amount ($240,000)	67,751	7,000	74,751	$2,252,248	938.44%

(1)
Shares owned outright and by connected persons as at 31 December 2016.

(2)
For unvested restricted stock units, assumes the awards vest at target level (100%).

(3)
Value is determined by multiplying the total interest in shares by the closing price of the Company’s ordinary shares on NASDAQ on December 30, 2016 of  $30.13, the last trading day of 2016.

(4)
151,315 of the total restricted stock units awarded to Mr Stanzione are subject to time-based vesting the remaining 620,540 restricted stock units are subject to performance measures.

(5)
108,226 of the total restricted stock units awarded to Mr McClelland are subject to time-based vesting the remaining 203,530 restricted stock units are subject to performance measures.

Percentage change in the remuneration of the Chief Executive compared with the remuneration of employees (not subject to audit)
The table below shows the percentage change in compensation for the executive director undertaking the role of CEO between 2015 and 2016 in comparison to the percentage change in compensation for the comparator group. Mr Stanzione undertook the role of CEO in 2015 and in 2016 until 1 September 2016, when Mr McClelland was appointed CEO.
	Salary 2015	Salary 2016	Salary % Change	Bonus 2015	Bonus 2016	Bonus % Change	Benefits 2015	Benefits 2016	Benefits % Change
CEO	$1,050,000.00	$933,333.00	-11.11%	$228,125.00	$1,515,500.00	564.33%		$3,991.00
Group	$94,089.43	$89,748.28	-4.61%	$7,898.18	$9,706.87	22.90%	$9,251.70	$8,304.42	-10.24%

(1)
Represents bonus paid for performance in year presented.

(2)
In connection with the appointment of Bruce McClelland as CEO, Mr. Stanzione moved to the role of Executive Chairman on that date. The amounts presented reflect the salary, bonus and benefits received by Mr. Stanzione for the period 1 January 2016 – 1 September 2016 and by Mr. McClelland from 1 September 2016 – 31 December 2016.

The CEO’s salary, bonus and taxable benefits are compared against the average of the Group employees.
Relative importance of spend on pay (not subject to audit)
The following table shows the relative importance of spend on pay by reference to distribution by way of share purchase program and expenditure on total operating expenses, which includes research and development costs. The values have been extracted from the information in the financial statements for each year.
Illustrations of implementation of Remuneration Policy in 2017 (information hereafter not subject to audit unless stated otherwise)
2017 Base salary:   As outlined above the Compensation Committee have agreed an annual base salary review with effect from 1 April 2017, Mr. Stanzione’s base salary will decrease from $750,000 to $650,000 and Mr. McClelland’s base salary will increase from $750,000 to $850,000.
2017 Benefits, Pension:   Will be in line with policy.
2017 Annual cash incentive bonus:   For 2017, the annual cash incentive payouts for the executive directors will again be based on the financial metrics described above, namely 50% on adjusted revenues and 50% on adjusted direct operating income. The performance criteria attaching to bonuses will be disclosed retrospectively after the directors conclude that commercial sensitivity is no longer an issue. It is expected that retrospective disclosure will be made in the notes to the single total figure table of the 2017 Implementation Report.

2017 LTIP:   One half of the restricted stock unit awards to be granted to the executive directors will be subject to time-based vesting over a four year period. One-half of the restricted stock units to be awarded will utilise performance vesting. As outlined above the performance criteria to be used for the performance-based vesting awards will index the Company’s total shareholder return (“TSR”) to the shareholder return of the NASDAQ composite over the three year period (the “TSR measurement”) beginning with the 2017 calendar year. The TSR measurement allows for payment from 0% to 200% of the target amount based on underperforming, meeting or exceeding the NASDAQ composite three year return, with straight-line interpolation between levels. In order for the performance-based awards to vest, the Company’s TSR must not be more than 25 points below the NASDAQ composite three-year return for the same period.
Statement of voting at the 2016 Annual General Meeting
This is the first financial year in respect of which the Company is required to produce a Remuneration Policy, and therefore no shareholder vote (as required under the Companies Act 2006) has previously been held on the Remuneration Policy.

The Compensation Committee
The key responsibilities of the Compensation Committee are to:
•
Determine the Remuneration Policy for executive directors and such other members of the senior management as it is designated to consider;

•
Design specific remuneration packages which include salaries, bonuses, equity incentives, pension rights and benefits;

•
Review the executive directors’ service contracts;

•
Ensure that failure is not rewarded and that steps are always taken to mitigate loss on termination, within contractual obligations;

•
Review remuneration trends across the Group; and

•
Approve the terms of and recommend grants under the Group’s incentive plans.

As at 30 March 2017, the Committee comprised Debora J. Wilson, Chairperson, Alex B. Best, Andrew T. Heller and Dr. Jeong Kim.
During the year the Committee met six times. Attendance by individual members of the Committee is disclosed in the Corporate Governance section of the Directors’ Report on page 59.
The Committee reviews its own performance annually and considers where improvements can be made as appropriate.
External Advisors
Given the growth in the Company’s size as a result of the acquisition of the Combination and the added complexities associated with the officer’s responsibilities associated with the Company’s reincorporation into the U.K., the Compensation Committee engaged Longnecker & Associates, Inc. to provide a competitive market assessment in 2016 in connection with the annual compensation decisions for executive and non-executive directors, as well as the appointment of Mr. McClelland as Chief Executive Officer in September 2016 and the corresponding move of Mr. Stanzione into the role of Executive Chairman. The total pre-arranged fees paid in 2016 were $86,500. Given that no significant changes have been made in the compensation program for 2017, the Compensation Committee does not expect to engage an independent compensation consultant to assist the Committee in in 2017. Annually, the Compensation Committee reviews the independence of each of its advisors and confirms that any executive compensation consultant used by the Committee is independent, including Longnecker & Associates.
Herbert Smith Freehills LLP and Troutman Sanders LLP provide the Company with legal advice. Advice from Herbert Smith Freehills and Troutman Sanders is made available to the Compensation Committee, where it relates to matters within its remit.
The Remuneration Report was approved by a duly authorised Committee of the Board of Directors on 28 March 2017 and signed on its behalf by:
Debora J. Wilson
Chair of the Compensation Committee
28 March 2017

ANNEX B
FIRST AMENDMENT
TO THE
ARRIS INTERNATIONAL PLC AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN
(As amended through January 4, 2016)
THIS FIRST AMENDMENT is made as of the __ day of _______, 2017, by ARRIS International plc, registered in England & Wales with company number 09551763 (the “Company”), to be effective as set forth herein.
W I T N E S S E T H:
WHEREAS, the Company previously established the ARRIS International plc Amended and Restated Employee Stock Purchase Plan (the “Plan”); and
WHEREAS, the Company now desires to amend the Plan to increase the aggregate number of ordinary shares , 1 pence par value per share, of the Company (the “Common Stock”) available for issuance under the Plan.
NOW, THEREFORE, the Plan is hereby amended, as follows:
1.    Section 3 of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:
3.   STOCK SUBJECT OF THE PLAN.   Subject to the provisions of paragraph 10, the stock which may be sold pursuant to options under the Plan shall not exceed in the aggregate 10,800,000 shares of the authorized Common Stock of the Company, which is an increase of 4,000,000 shares from the previously-authorized 6,800,000 shares, including shares of ARRIS Group, Inc. issued prior to January 4, 2016 (the “Shares”). The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. Options issued under the Plan will reduce the number of Shares available under the Plan by the number of Shares subject to the issued option. If unexercised options expire or terminate for any reason, in whole or in part, the number of Shares subject to the unexercised portion of such options will be available again for issuance under the Plan.
2.    This First Amendment is subject to the approval of the shareholders of the Company at a meeting duly called for such purposes. The increase in number of shares of Common Stock available for issuance may not be issued pursuant to the Plan unless and until such amendment is approved by the shareholders within twelve (12) months after the date first written above, which was the date the Board of Directors of the Company approved this First Amendment. Except as hereby modified, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has executed this First Amendment as of the date first written above.
COMPANY:
ARRIS INTERNATIONAL PLC
By:
Name:
Title:
B-1

ARRIS

IMPORTANT ANNUAL GENERAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 10, 2017.

Vote by Internet

- Go to **www.investorvote.com/ARRS**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual General Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE FOR YOUR APPOINTMENT OF A PROXY TO BE VALID. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS IN ORDINARY RESOLUTIONS 1.01-1.11, "FOR" ORDINARY RESOLUTIONS 2-6 AND 8-10 AND FOR "1 YEAR" ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION VOTES IN ORDINARY RESOLUTION 7.

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1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Andrew M. Barron	☐	☐	☐	02 - Alex B. Best	☐	☐	☐	03 - J. Timothy Bryan	☐	☐	☐
04 - James A. Chiddix	☐	☐	☐	05 - Andrew T. Heller	☐	☐	☐	06 - Dr. Jeong H. Kim	☐	☐	☐
07 - Bruce McClelland	☐	☐	☐	08 - Robert J. Stanzione	☐	☐	☐	09 - Doreen A. Toben	☐	☐	☐
10 - Debora J. Wilson	☐	☐	☐	11 - David A. Woodle	☐	☐	☐				

	For	Against	Abstain		For	Against	Abstain
2. Approve the U.K. statutory accounts;	☐	☐	☐	3. Ratifying the retention of Ernst & Young LLP as the independent auditor;	☐	☐	☐
4. Ratifying the retention of Ernst & Young LLP as the U.K. statutory auditor;	☐	☐	☐	5. Authorize the U.K. statutory auditors' remuneration;	☐	☐	☐

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
6. Approve the named executive officers' compensation;	☐	☐	☐	7. Approve the Frequency of future votes on executive compensation;	☐	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
8. Approve the Directors' Renumeration Policy;	☐	☐	☐	9. Approve the Directors' Renumeration Report;	☐	☐	☐
10. Approve amendment to the Employee Stock Purchase Plan.	☐	☐	☐				

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 3 1 8 3 7 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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02IO3F

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE FOR YOUR APPOINTMENT OF A PROXY TO BE VALID. ▼

Proxy — ARRIS INTERNATIONAL PLC

Notice of 2017 Annual General Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual General Meeting — MAY 10, 2017

The undersigned hereby appoints Patrick Macken and David Potts, and each of them, with power to act without the other and with power of substitution as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the ordinary shares of ARRIS International plc which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of the company to be held May 10, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual General Meeting.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side.)

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

The rules of the U.K. Companies Act 2006 and the U.S. Securities and Exchange Commission permits companies to send you a notice that proxy and other information is available on the Internet instead of mailing you materials. Check the box if you consent to receiving such proxy and other materials via the Internet. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.